UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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EchoStar Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 25, 2016

DEAR SHAREHOLDER:

It is my pleasure to invite you to attend the 2016 Annual Meeting of Shareholders (the “Annual Meeting”) of EchoStar Corporation (“EchoStar”).  The Annual Meeting will be held on Wednesday, May 4, 2016, at 2:00 p.m., local time, at the headquarters of EchoStar’s subsidiary Hughes Network Systems, LLC located at 11717 Exploration Lane, Germantown, Maryland 20876.

The enclosed Notice of the Annual Meeting and Proxy Statement describe the proposals to be considered and voted upon at the Annual Meeting.  During the Annual Meeting, we will also review EchoStar’s operations and other items of general interest regarding the corporation.

We hope that all shareholders will be able to attend the Annual Meeting.  Whether or not you plan to attend the Annual Meeting in person, it is important that you be represented.  To ensure that your vote is received and counted, please follow the instructions included with your proxy card to vote online or by mail or telephone.

On behalf of the Board of Directors and senior management, I would like to express our appreciation for your support and interest in EchoStar.  I look forward to seeing you at the Annual Meeting.

CHARLES W. ERGEN
Chairman of the Board of Directors

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF ECHOSTAR CORPORATION:

The 2016 Annual Meeting of Shareholders (the “Annual Meeting”) of EchoStar Corporation will be held on Wednesday, May 4, 2016, at 2:00 p.m., local time, at the headquarters of EchoStar Corporation’s subsidiary Hughes Network Systems, LLC located at 11717 Exploration Lane, Germantown, Maryland 20876, for the following purposes:

1.              To elect seven directors to our Board of Directors;

2.              To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

3.              To amend our Articles of Incorporation to designate an exclusive forum for certain legal actions; and

4.              To consider and act upon any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

You may vote on these matters in person or by proxy.  Whether or not you plan to attend the Annual Meeting, we ask that you vote using one of the following methods to ensure that your shares will be represented at the meeting in accordance with your wishes:

•                  Vote online or by telephone, by following the instructions included with your proxy card; or

•                  Vote by mail, by completing and returning the enclosed proxy card in the enclosed addressed stamped envelope.

Only shareholders of record at the close of business on March 7, 2016 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.  This Proxy Statement and proxy card were either made available to you on the Internet or mailed to you beginning on or about March 25, 2016.

By Order of the Board of Directors

DEAN A. MANSON
Executive Vice President, General Counsel and Secretary

March 25, 2016

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be held May 4, 2016:

Our Annual Report, Proxy Statement and Notice of Internet Availability of Proxy Materials

are available at proxyvote.com.

100 Inverness Terrace East• Englewood, Colorado 80112• Tel: (303) 706-4000• Fax: (303) 723-1999

PROXY STATEMENT

OF

ECHOSTAR CORPORATION

GENERAL INFORMATION

This Proxy Statement and the accompanying proxy card are being furnished to you in connection with the 2016 Annual Meeting of Shareholders (the “Annual Meeting”) of EchoStar Corporation (“EchoStar,” “we,” “us,” “our” or the “Corporation”).  The purpose of the Annual Meeting is to (i) elect seven directors to our Board of Directors (the “Board” or “Board of Directors”), (ii) ratify KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 and (iii) amend our Articles of Incorporation to designate an exclusive forum for certain legal actions.  Your proxy is being solicited by our Board of Directors.  The Board is currently not aware of any other matters proposed to be presented at the Annual Meeting.

Date, Time and Place

The Annual Meeting will be held on Wednesday, May 4, 2016, at 2:00 p.m., local time, at the headquarters of the Corporation’s subsidiary Hughes Network Systems, LLC located at 11717 Exploration Lane, Germantown, Maryland 20876.

Securities Entitled to Vote

This Proxy Statement is being sent or provided on or about March 25, 2016, to holders of record at the close of business on March 7, 2016 (the “Record Date”) of our Class A Common Stock, par value $0.001 per share (the “Class A Shares”), our Class B Common Stock, par value $0.001 per share (the “Class B Shares”), and our Hughes Retail Preferred Tracking Stock (the “Preferred Tracking Shares”).  Only shareholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.

If your shares are registered directly in your name with us or with our transfer agent, Computershare Trust Company, N.A., you are considered the “shareholder of record,” with respect to those shares. Shareholders of record receive this Proxy Statement and the accompanying Annual Report and the proxy card directly from us.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” with respect to those shares. Your broker, bank or other nominee, who is considered the shareholder of record for such shares, should have forwarded the Notice of Internet Availability of Proxy Materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by completing the voting instruction form.

At the close of business on the Record Date, 45,638,102 Class A Shares, 47,687,039 Class B Shares and 6,290,499 Preferred Tracking Shares were outstanding.  Each of the Class A Shares is entitled to one vote per share on each proposal to be considered by our shareholders.  Each of the Class B Shares is entitled to ten votes per share on each proposal to be considered by our shareholders.  Each of the Preferred Tracking Shares is entitled to one-tenth of one vote per share on each proposal to be considered by our shareholders.

A complete record of the shareholders entitled to vote at the Annual Meeting will be available at our headquarters at 100 Inverness Terrace East, Englewood, Colorado 80112 and at the offices of our subsidiary Hughes Network Systems, LLC located at 11717 Exploration Lane, Germantown, Maryland 20876 for inspection by any shareholder for any purpose germane to the Annual Meeting, for a period of ten (10) days prior to the Annual Meeting during normal business hours, and at any time during the Annual Meeting.

Voting of Proxies

To vote online or by telephone, please refer to the instructions included with the accompanying proxy card.  To vote by mail, please complete the proxy card and return it to us as instructed in the proxy card.  Votes submitted online or by telephone or mail must be received by 11:59 p.m., Eastern Time, on Tuesday, May 3, 2016.  Submitting your vote online or by telephone or mail will not affect your right to vote in person, if you choose to do so.  Proxies that are properly delivered to us and not revoked before the closing of the polls during the Annual Meeting will be voted for the proposals described in this Proxy Statement in accordance with the instructions set forth in those proxies.  If any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on that matter.  If your shares are held in a stock brokerage account or by a bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee in order to vote your shares.

Your proxy may be revoked by giving written notice of the revocation of your proxy to our Corporate Secretary, Dean A. Manson, at the offices of our subsidiary Hughes Network Systems, LLC located at 11717 Exploration Lane, Germantown, Maryland 20876, at any time prior to the Annual Meeting.  You may also revoke your proxy by submitting a proxy with a later date than your original proxy or by voting in person at the Annual Meeting.  Your presence at the Annual Meeting does not by itself revoke your proxy.

Attendance at the Meeting

All of our shareholders of record at the close of business on the Record Date, or their duly appointed proxies, may attend the Annual Meeting.  Seating is limited, however, and admission to the Annual Meeting will be on a first-come, first-served basis.  Registration and seating will begin at 1:45 p.m., local time, and the Annual Meeting will begin at 2:00 p.m., local time, on Wednesday, May 4, 2016.  Each shareholder may be asked to present a valid government issued photo identification, such as a driver’s license or passport, and proof of his or her share ownership as of the Record Date.  Examples of proof of ownership include a legal proxy or a copy of a brokerage or bank statement reflecting your share ownership as of the Record Date.  The use of cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.  All shareholders must check in at the registration desk at the Annual Meeting.

Quorum

In accordance with our Articles of Incorporation (as amended, our “Articles of Incorporation”), the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total voting power of all classes of our voting stock taken together shall constitute a quorum for the transaction of business at the Annual Meeting.  Abstentions from voting on a proposal by a shareholder at the Annual Meeting, as well as broker nonvotes, will be considered for purposes of determining the number of total votes present at the Annual Meeting.

Vote Required

Vote Required to Elect Directors (Proposal 1).  The affirmative vote of a plurality of the total votes cast for directors at the Annual Meeting is necessary to elect a director.  No cumulative voting is permitted.  The seven nominees receiving the highest number of votes cast “for” the nominee will be elected.

Vote Required to Ratify the Independent Registered Public Accounting Firm (Proposal 2).  The affirmative vote of a majority of the voting power represented at the Annual Meeting is necessary to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2016.  The total number of votes cast “for” the proposal will be counted for purposes of determining whether sufficient votes have been cast to approve the proposal.

Vote Required to Amend Our Articles of Incorporation (Proposal 3). The affirmative vote of a majority of the voting power represented at the Annual Meeting is necessary to amend our Articles of Incorporation.  The total number of votes cast “for” the proposal will be counted for purposes of determining whether sufficient votes have been cast to approve the proposal.

Treatment of Abstentions and Broker Nonvotes.  Abstentions from voting on a proposal by a shareholder at the Annual Meeting, as well as broker nonvotes, will be considered for purposes of determining the number of total votes present at the Annual Meeting.

Abstentions will have the same effect as votes “against” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm and the proposal to amend our Articles of Incorporation.  However, abstentions will not be counted as “against” or “for” the election of directors.  Broker nonvotes will not be considered in determining the election of directors, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm or the approval of the proposal to amend our Articles of Incorporation.

Householding

We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding” whereby multiple shareholders sharing the same address may receive a single copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials, unless one or more of these shareholders notifies Broadridge Financial Solutions at the address or telephone number below that they wish to continue receiving individual copies, in which case we will deliver promptly a separate copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials, as applicable, to each such shareholder.  Shareholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other shareholders with whom you share an address currently receive multiple copies of our Annual Report, Proxy Statement and/or Notice of Internet Availability of Proxy Materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials for your household, please contact Broadridge Financial Solutions at 51 Mercedes Way, Edgewood, NY 11717 or (800) 542-1061.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees

Our shareholders will elect a Board of seven directors at the Annual Meeting.  Each of the directors is expected to hold office until the next annual meeting of our shareholders or until his respective successor shall be duly elected and qualified.  Each nominee has consented to his nomination and has advised us that he intends to serve if elected.  If at the time of the Annual Meeting one or more of the nominees has become unable to serve: (i) shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees selected and recommended by the Board of Directors to fill the vacancy or (ii) the Board of Directors may, in accordance with our bylaws, reduce the size of the Board of Directors or may leave a vacancy until a nominee is identified.

The nominees for director are as follows:

Name	Age	First Became Director	Position with the Corporation
Charles W. Ergen	63	2007	Chairman
Michael T. Dugan	67	2007	Director, Chief Executive Officer and President
R. Stanton Dodge	48	2009	Director
Anthony M. Federico	68	2011	Director
Pradman P. Kaul	69	2011	Director and President, Hughes Communications, Inc.
Tom A. Ortolf	65	2007	Director
C. Michael Schroeder	67	2007	Director

The following sets forth the business experience of each of the nominees over the last five years:

Charles W. Ergen.  Mr. Ergen has served as our executive Chairman since November 2009 and Chairman of the Board of Directors since our formation in 2007. Mr. Ergen served as our Chief Executive Officer from our formation in 2007 until November 2009. Mr. Ergen serves as executive Chairman and has been Chairman of the Board of Directors of DISH Network Corporation since its formation and, during the past five years, has held executive officer and director positions with DISH Network Corporation and its subsidiaries. He has been serving as the Chief Executive Officer of DISH Network Corporation since March 2015. The Board of Directors concluded that Mr. Ergen should continue to serve as a member of the Board of Directors due to, among other things, his role as our and DISH Network Corporation’s co-founder and as our controlling shareholder and the expertise, leadership and strategic direction that he has contributed to the Corporation since our formation, in addition to his extensive experience in our industry.

Michael T. Dugan.  Mr. Dugan has served as our Chief Executive Officer and President since November 2009. Mr. Dugan has also served as a member of our Board of Directors since our formation in 2007. Mr. Dugan served as a senior advisor to EchoStar from January 1, 2008 until November 2009. From May 2004 to December 2007, he was a director of DISH Network Corporation, and served DISH Network Corporation alternately as Chief Technical Officer and senior advisor from time to time. Mr. Dugan served as a member of the board of directors of Frontier Corporation from October 2006 until November 2009. The Board of Directors concluded that Mr. Dugan should continue to serve as a member of the Board of Directors due to, among other things, his knowledge and experience in the telecommunications and related industries from his service over the years as a director or officer with a number of different companies in those industries.

R. Stanton Dodge.  Mr. Dodge has served as a member of our Board of Directors since 2009. Mr. Dodge is currently the Executive Vice President, General Counsel and Secretary of DISH Network Corporation and is responsible for all legal, government affairs and corporate communications for DISH Network Corporation and its subsidiaries. From October 2007 to November 2011, Mr. Dodge served as our Executive Vice President, General Counsel and Secretary pursuant to a management services agreement between DISH Network Corporation and EchoStar that was entered into in connection with the spin-off of EchoStar from DISH Network Corporation on January 1, 2008 (the “Spin-off”). Since joining DISH Network Corporation in November 1996, he has held various positions of increasing responsibility at DISH Network Corporation and its subsidiaries. The Board of Directors concluded that Mr. Dodge should continue to serve as a member of the Board of Directors due to, among other things, his knowledge of our industry, particularly in light of his business and legal expertise obtained during his prior service as our General Counsel, his service as DISH Network Corporation’s General Counsel and roles of increasing responsibility held at DISH Network Corporation during his 19 years of service.

Anthony M. Federico.  Mr. Federico has served as a member of our Board of Directors since May 2011, and serves on our Executive Compensation Committee, Nominating Committee, and Audit Committee. The Board of Directors has determined that Mr. Federico meets the independence requirements of NASDAQ and SEC rules and regulations. Until 2012, Mr. Federico served as Vice President, Chief Engineer, and Graphic Communications Executive Liaison of Xerox Corporation (“Xerox”). Mr. Federico joined Xerox in

1968, and held various product and general management positions, as well as numerous engineering, solutions, information management, and process re-engineering positions. Mr. Federico led the internal development of most of Xerox’s major production products over the last 20 years, including DocuPrint, DocuTech, DocuTech HLC, Nuvera, and iGen3. Mr. Federico’s other positions previously held with Xerox included: Vice President/General Manager Production Solutions Businesses, Vice President of Technology for Production Systems, Vice President/General Manager Technology and Document Production Solutions, and Vice President Market-To-Collection and North American Information Management. The Board of Directors concluded that Mr. Federico should continue to serve as a member of the Board of Directors due to, among other things, his technical and managerial experience, acquired, in part, during his tenure with Xerox.

Pradman P. Kaul.  Mr. Kaul has served as President of Hughes Communications, Inc. (“Hughes Communications”) since its formation in February 2006, and he has served since 2000 as President and Chief Executive Officer of Hughes Network Systems, LLC, a wholly owned subsidiary of Hughes Communications (“HNS” and, together with Hughes Communications, “Hughes”). Mr. Kaul has also served as a member of our Board of Directors since August 2011 as well as a member of the board of directors of Hughes Communications from February 2006 until June 2011. Previously, Mr. Kaul also served as the Chief Operating Officer, Executive Vice President and Director of Engineering of HNS. The Board of Directors concluded that Mr. Kaul should continue to serve as a member of the Board of Directors due to, among other things, his technical and managerial experience acquired within the satellite industry, including his experience with Hughes.

Tom A. Ortolf.  Mr. Ortolf has served as a member of our Board of Directors since our formation in 2007, and is a member of our Executive Compensation Committee, Nominating Committee, and Audit Committee, where he serves as our “audit committee financial expert.” The Board of Directors has determined that Mr. Ortolf meets the independence requirements and “audit committee financial expert” requirements of NASDAQ and SEC rules and regulations. Since 2005, Mr. Ortolf has also served as a member of the Board of Directors of DISH Network Corporation and as a member of its Executive Compensation Committee, Nominating Committee, and Audit Committee. Mr. Ortolf has been the President of Colorado Meadowlark Corp. (“CMC”), a privately held investment management firm, for over twenty years. The Board of Directors concluded that Mr. Ortolf should continue to serve as a member of the Board of Directors due to, among other things, his extensive knowledge of EchoStar from his service as a director since 2007 and as a director of DISH Network Corporation and his investment and financial experience gained, in part, as President of CMC.

C. Michael Schroeder.  Mr. Schroeder has served as a member of our Board of Directors since our formation in 2007, and serves on our Executive Compensation Committee, Nominating Committee, and Audit Committee. The Board of Directors has determined that Mr. Schroeder meets the independence requirements of NASDAQ and SEC rules and regulations. In 1981, Mr. Schroeder founded Consumer Satellite Systems, Inc. (“CSS”), which he grew to encompass a 10 state distribution system operating in a region ranging from Wisconsin to Florida. CSS served retailers selling satellite systems, televisions and a range of consumer electronics products. Mr. Schroeder also founded a programming division of CSS that grew to serve over 400,000 subscribers. Prior to the Spin-off, Mr. Schroeder served on the Board of Directors of DISH Network Corporation and was a member of DISH Network Corporation’s Executive Compensation Committee, Nominating Committee, and Audit Committee. The Board of Directors concluded that Mr. Schroeder should continue to serve as a member of the Board of Directors due to, among other things, his knowledge of EchoStar from his service as a director since 2007, as a director of DISH Network Corporation prior to the Spin-off, and his operational expertise and satellite systems sales knowledge developed, in part, with CSS.

The Board of Directors unanimously recommends a vote FOR the election of all of the nominees named herein.

Charles W. Ergen, our Chairman, currently beneficially owns equity securities representing approximately 51.6% of our total voting power.  Please see “Equity Security Ownership and Related Matters” below.  Mr. Ergen has indicated his intention to vote in favor of each of the nominees set forth in Proposal 1.  Accordingly, the election of all of the nominees set forth in Proposal 1 is assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

Director Compensation and Nonemployee Director Option Plan

Cash Compensation

Our employee directors and our directors who are employees of DISH Network Corporation or its subsidiaries are not compensated for their services as directors. Each nonemployee director receives an annual cash retainer of $60,000 which is paid in equal quarterly installments; provided such person is a member of the Board of Directors on the last day of the applicable calendar quarter. Our nonemployee directors also receive a $1,000 cash payment for each meeting attended in person and a $500 cash payment for each meeting attended by telephone; provided that if there is more than one meeting of the Board of Directors or its committees on the same day, then the applicable nonemployee director is only entitled to receive compensation for attendance at a single meeting.  Additionally, the chairperson of each committee of the Board of Directors receives a $5,000 annual cash retainer, which is paid in equal quarterly installments; provided such person is the chairperson of the committee on the last day of the applicable calendar quarter.  Furthermore, our nonemployee directors receive: (i) reimbursement, in full, of reasonable travel expenses related to attendance at all meetings of the Board of Directors and its committees and (ii) reimbursement, in full, of reasonable expenses related to educational activities undertaken in connection with service on the Board of Directors and its committees.

The following table sets forth the cash and noncash compensation for each of our nonemployee directors for the fiscal year ended December 31, 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Anthony M. Federico	69,000	—	122,379	—	—	—	191,379

Tom A. Ortolf	69,000	—	122,379	—	—	—	191,379

C. Michael Schroeder	68,500	—	122,379	—	—	—	190,879

(1)         The amounts reported in the “Option Awards” column reflect the aggregate grant date fair values in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in Note 15 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2015, included in the Corporation’s Annual Report on Form 10-K filed with the SEC on February 24, 2016.

Pursuant to our Amended and Restated 2008 Nonemployee Director Stock Option Plan (the “2008 Director Plan”), each of our nonemployee directors was granted an option to acquire 5,000 Class A Shares at an exercise price of $52.50 per share on January 1, 2015 for services performed in 2014, and an option to acquire 5,000 Class A Shares at an exercise price of $49.29 per share on July 1, 2015 for services performed in 2015. These options are 100% vested upon issuance.

Incentive Compensation

Nonemployee Director Stock Option Plan

We have adopted a nonemployee director stock option plan, which we refer to as the 2008 Director Plan.  The purpose of the 2008 Director Plan is to advance our interests through the motivation, attraction and retention of highly-qualified nonemployee directors.  Upon election or appointment to our Board of Directors, our nonemployee directors are granted an option to acquire 10,000 Class A Shares.  In our discretion, we may also grant nonemployee directors further options to acquire our Class A Shares.  Options we have granted under our 2008 Director Plan are 100% vested upon issuance and have a term of five years. As of December 31, 2015, 78,000 shares of our Class A Shares were available for issuance under the 2008 Director Plan.

Our nonemployee directors do not hold any stock awards except those received as a result of the Spin-off and those granted to the nonemployee directors pursuant to the 2008 Director Plan. The following options were granted to our nonemployee directors pursuant to the 2008 Director Plan and were outstanding as of December 31, 2015:

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date
Anthony M. Federico	10,000	36.43	6/30/2016
	5,000	26.42	6/30/2017
	5,000	39.11	6/30/2018
	5,000	52.50	1/1/2020
	5,000	49.29	7/1/2020
Total Options Outstanding at December 31, 2015	30,000

Tom A. Ortolf	5,600	36.43	6/30/2016
	5,000	26.42	6/30/2017
	5,000	39.11	6/30/2018
	5,000	52.50	1/1/2020
	5,000	49.29	7/1/2020
Total Options Outstanding at December 31, 2015	25,600

C. Michael Schroeder	5,000	39.11	6/30/2018
	5,000	52.50	1/1/2020
	5,000	49.29	7/1/2020
Total Options Outstanding at December 31, 2015	15,000

CORPORATE GOVERNANCE

Board of Directors Information

Our Board of Directors held four meetings in 2015 and took action by unanimous written consent five times during 2015.  During 2015, each of our directors attended at least 75% of the aggregate of: (i) the total number of meetings of the Board held during the period in which he was a director and from which he was not recused; and (ii) the total number of meetings held by all committees of the Board on which he served.  In addition, our nonemployee directors held four executive sessions in 2015.

Directors are elected annually and serve until their successors are duly elected and qualified or their earlier resignation or removal.  Officers serve at the discretion of the Board.

We are a “controlled company” within the meaning of the NASDAQ Marketplace Rules because more than 50% of our voting power is held by Charles W. Ergen, our Chairman. Mr. Ergen currently beneficially owns equity securities representing approximately 51.6% of the total voting power.  See “Equity Security Ownership and Related Matters” below. Therefore, we are not subject to the NASDAQ listing requirements that would otherwise require us to have: (i) a Board of Directors comprised of a majority of independent directors; (ii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; (iii) a compensation committee charter which provides the compensation committee with the authority and funding to retain compensation consultants and other advisors, and/or (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.

Committee Information

The Corporation has created an Executive Compensation Committee (the “Compensation Committee”), an Audit Committee and a Nominating Committee, all of which are composed entirely of independent directors.  The function and authority of each of the committees of our Board of Directors are described below.  The charters of our Compensation, Audit and Nominating Committees are available free of charge on our website at http://www.echostar.com.

Compensation Committee.  The Compensation Committee operates under a Compensation Committee Charter adopted by the Board.  The principal functions of the Compensation Committee are, to the extent the Board deems necessary or appropriate, to: (i) make and approve all option grants and other issuances of EchoStar’s equity securities to EchoStar’s executive officers and Board members other than nonemployee directors; (ii) approve all other option grants and issuances of EchoStar’s equity securities, and recommend that the full Board make and approve such grants and issuances; (iii) establish in writing all performance goals for performance-based compensation, which together with other compensation to senior executive officers could exceed $1 million annually, other than standard stock incentive plan options that may be paid to EchoStar’s executive officers, and certify the achievement of such goals prior to payment; and (iv) set the compensation of our Chairman, Mr. Ergen.

The Compensation Committee held five meetings and took action by unanimous written consent on three occasions during 2015.  The current members of the Compensation Committee are Mr. Ortolf, Mr. Schroeder and Mr. Federico, with Mr. Ortolf serving as Chairman of the Compensation Committee.  The Board has determined that each member of the Compensation Committee meets the independence requirements of NASDAQ and SEC rules and regulations.  A report of the Compensation Committee is set forth below on page 20 of this Proxy Statement.

Audit Committee.  Our Board has established a standing Audit Committee in accordance with NASDAQ rules and Section 10A of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and related SEC rules and regulations.  The Audit Committee operates under an Audit Committee Charter adopted by the Board.  The principal functions of the Audit Committee are to: (i) select the independent registered public accounting firm and set their compensation; (ii) select the internal auditor; (iii) review and approve management’s plan for engaging our independent registered public accounting firm during the year to perform non-audit services and consider what effect these services will have on the independence of our independent registered public accounting firm; (iv) review our annual financial statements and other financial reports that require approval by the Board; (v) oversee the integrity of our financial statements, our systems of disclosure and internal controls, and our compliance with legal and regulatory requirements; (vi) review the scope of our independent registered public accounting firm’s audit plans and the results of their audits; and (vii) evaluate the performance of our internal audit function and the independent registered public accounting firm.

The Audit Committee held five meetings and took no action by unanimous written consent during 2015.  The current members of the Audit Committee are Mr. Ortolf, Mr. Schroeder and Mr. Federico, with Mr. Schroeder serving as Chairman of the Audit Committee.  The Board has determined that each member of our Audit Committee meets the independence requirements of NASDAQ and SEC rules and regulations.  The Board has also determined that each member of our Audit Committee is financially literate and that

Mr. Ortolf qualifies as our “audit committee financial expert” as defined by applicable SEC rules and regulations.  A report of the Audit Committee is set forth below on page 37 of this Proxy Statement.

Nominating Committee.  The Nominating Committee operates under a Nominating Committee Charter adopted by the Board.  The principal function of the Nominating Committee is to recommend independent director nominees for selection by the Board.  The Nominating Committee held two meetings and took no action by written consent during 2015.  The current members of the Nominating Committee are Mr. Ortolf, Mr. Schroeder and Mr. Federico, with Mr. Federico serving as Chairman of the Nominating Committee.  The Board has determined that each member of the Nominating Committee meets the independence requirements of NASDAQ and SEC rules and regulations.

Board Criteria and Board Selection Process

The Nominating Committee considers candidates suggested by its members, other directors, senior management and shareholders, as appropriate.  No search firms or other advisors were retained to identify prospective nominees during the past fiscal year.  In considering whether to recommend a prospective nominee for selection by the Board, the Nominating Committee considers the entirety of the prospective nominee’s credentials, including but not limited to the following diverse factors: (i) their reputation and character; (ii) their ability and willingness to devote sufficient time to Board duties; (iii) their educational background; (iv) their business and professional achievements, experience and industry background; (v) their independence from management under listing standards and the Corporation’s governance guidelines; and (vi) the needs of the Board and the Corporation.  The Nominating Committee does not assign specific weights to any particular criteria and no particular criterion is necessarily applicable to all prospective nominees.  However, the Corporation believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.  The Nominating Committee recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of experience, knowledge and abilities required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations.

The Nominating Committee has not adopted a written policy with respect to the consideration of candidates proposed by shareholders or with respect to nominating anyone to our Board other than nonemployee directors.  A shareholder who wishes to recommend a prospective nominee for the Board should notify the Corporation’s Secretary or any member of the Nominating Committee in writing, in accordance with the process described in “Shareholder Communications” below, with whatever supporting material the shareholder considers appropriate.  It is the practice of the Nominating Committee to consider whether to nominate any person nominated by a shareholder pursuant to the provisions of the Corporation’s bylaws relating to shareholder nominations.

Board Leadership Structure

The Board currently separates the role of Chairman of the Board from the role of Chief Executive Officer with Mr. Charles W. Ergen serving as Chairman and Mr. Michael T. Dugan serving as Chief Executive Officer and President of the Corporation.  Mr. Dugan is responsible for the day-to-day management of the Corporation and Mr. Ergen primarily identifies strategic priorities and leads the discussion and execution of strategy for the Corporation.  We believe this leadership structure is appropriate for the Corporation and in the best interest of our shareholders because, among other reasons, separating the Chairman and Chief Executive Officer roles allows us to efficiently develop and implement corporate strategy that is consistent with the Board’s oversight role, while facilitating strong day-to-day executive leadership.  Among other things, separation of these roles allows our Chief Executive Officer and other members of senior management to focus on our day-to-day business, while at the same time the Board is able to take advantage of the unique blend of leadership, experience and knowledge of our industry and business that Mr. Ergen brings to the role of Chairman in providing guidance to, and oversight of, management.

The Board’s Role in Risk Oversight

The Board has ultimate responsibility for oversight of the Corporation’s risk management processes.  The Board discharges this oversight responsibility through regular reports received from, and discussions with, senior management on areas of material risk exposure to the Corporation.  These reports and Board discussions include, among other things, operational, financial, legal and regulatory, and strategic risks.  Additionally, the Corporation’s risk management processes are intended to identify, manage and control risks so that they are appropriate considering the Corporation’s scope, operations and business objectives.  The Board (or the appropriate committee in the case of risks in areas for which responsibility has been delegated to a particular committee) engages with the appropriate members of senior management to enable its members to understand and provide input to, and oversight of, our risk identification, risk management and risk mitigation strategies.  The Audit Committee meets regularly in executive session without management present to, among other things, discuss the Corporation’s risk management culture and processes.  As part of its charter, our Audit Committee is responsible for discussing the Corporation’s policies with respect to risk assessment and risk management, and reviewing contingent liabilities and risks that may be material to the Corporation.  When a committee receives a report from a member of management regarding areas of risk, the chairman of the relevant committee is expected to report on the discussion to the

Board to the extent necessary or appropriate.  This enables the Board to coordinate risk oversight, particularly with respect to interrelated or cumulative risks that may involve multiple areas for which more than one committee has responsibility.  The Board or applicable committee also has authority to engage external advisors as necessary.  A discussion of our risk assessment of compensation programs and practices is described in “Risk Assessment” in the Compensation Discussion and Analysis section below on page 19 of this Proxy Statement.

Other Information about Our Board of Directors

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised solely of independent directors. The current Compensation Committee members are Mr. Ortolf, Mr. Schroeder and Mr. Federico. None of these individuals was an officer or employee of EchoStar or DISH Network Corporation or its subsidiaries at any time during the 2015 fiscal year.  During the 2015 fiscal year, no executive officer of EchoStar served on: (i) the compensation committee of another entity, one of whose executive officers served on our Compensation Committee, (ii) the board of directors of another entity, one of whose executive officers served on our Compensation Committee, or (iii) the compensation committee of another entity, one of whose executive officers served on our Board of Directors.

Annual Meeting Attendance

Although we do not have a policy with regard to Board members’ attendance at our annual meetings of shareholders, all of our directors are encouraged to attend such meetings.  Six of our seven directors were in attendance at our 2015 annual meeting. We expect that all of our nominees for election to the Board of Directors will attend our 2016 Annual Meeting.

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS

The table and information below sets forth the name, age and position with the Corporation of each of our executive officers, the period during which each executive officer has served as such, and each executive officer’s business experience during at least the past five years.  Information concerning Charles W. Ergen, Chairman; Michael T. Dugan, Chief Executive Officer, President and Director; and Pradman P. Kaul, President of Hughes Communications and Director, is set forth above under “Proposal 1 — Election of Directors.”

Name	Age	Position
Mark W. Jackson	55	President, EchoStar Technologies L.L.C.
Anders N. Johnson	58	President, EchoStar Satellite Services L.L.C.
Kenneth G. Carroll	60	Executive Vice President, Corporate and Business Development
Sandra L. Kerentoff	62	Executive Vice President, Global Human Resources
Kranti K. Kilaru	51	Executive Vice President, Business Systems, IT and Operations
Dean A. Manson	49	Executive Vice President, General Counsel and Secretary
David J. Rayner	58	Executive Vice President, Chief Financial Officer and Treasurer

Mark W. Jackson.  Mr. Jackson has served as President of EchoStar Technologies L.L.C. since 2004 and oversees all day to day operations of our EchoStar Technologies segment.  Mr. Jackson served as President of EchoStar Technologies Corporation from June 2004 through December 2007.

Anders N. Johnson.  Mr. Johnson has served as President of EchoStar Satellite Services L.L.C. since June 2011.  Mr. Johnson was previously at SES World Skies where he served as Senior Vice President of Strategic Satellite Development.  Mr. Johnson joined SES GLOBAL after the combination of GE Americom and SES GLOBAL in 2001.  Prior to SES GLOBAL, Mr. Johnson worked at GE Capital beginning in 1985 in a variety of executive level roles in Satellite Services, Aviation Services, and Transportation & Industrial Financing.

Kenneth G. Carroll.  Mr. Carroll has served as our Executive Vice President, Corporate and Business Development since December 2012.  Mr. Carroll served as our Executive Vice President and Chief Financial Officer from November 2011 to November 2012.  Mr. Carroll, a 20-year veteran in the satellite TV and satellite broadband industry, served as Chief Operating Officer of EchoStar Satellite Services L.L.C. from August 2010 to June 2011, and as Executive Vice President, Business Development and International, of EchoStar from June 2011 to November 2011.  Prior to joining EchoStar, from 2003 to 2010, Mr. Carroll served as President and Chief Operating Officer of WildBlue Communications, Inc., a nationwide satellite broadband company.  In addition, Mr. Carroll previously served as Chief Financial Officer for Liberty Satellite & Technology and direct-to-home satellite TV provider, PrimeStar.

Sandra L. Kerentoff.  Ms. Kerentoff has served as our Executive Vice President, Global Human Resources since February 2012, following her appointment as head of Global Human Resources in October 2011. Ms. Kerentoff also has served as Senior Vice President, Administration and Human Resources of HNS since April 2000. Ms. Kerentoff joined HNS in 1977 and, from 1977 to 2000, held various positions of increasing responsibility.

Kranti K. Kilaru.  Mr. Kilaru has served as our Executive Vice President, Business Systems, IT, and Operations since July 2013.  Mr. Kilaru served as Senior Vice President of our systems engineering group from April 2005 to July 2013 and was responsible for all broadcast centers and systems engineering. Mr. Kilaru joined EchoStar Technologies L.L.C. in 1989 and, from 1989 to 2005, held various positions of increasing responsibility.

Dean A. Manson.  Mr. Manson has served as our Executive Vice President, General Counsel and Secretary since November 2011, and is responsible for all legal and government affairs of EchoStar and its subsidiaries. Mr. Manson joined HNS in 2000 from the law firm of Milbank, Tweed, Hadley & McCloy LLP, where he focused on international project finance and corporate transactions, and was appointed General Counsel of Hughes Communications in 2004.

David J. Rayner.  Mr. Rayner has served as our Executive Vice President, Chief Financial Officer, and Treasurer since December 2012.  From November 2011 to November 2012, Mr. Rayner served as Chief Financial Officer of Tendril Networks, Inc., a Boulder, Colorado software company.  Mr. Rayner served as our Chief Financial Officer from June 2010 to November 2011 and served as our Chief Administrative Officer from January 2008 to June 2010.  Prior to that, Mr. Rayner served as Executive Vice President of Installation and Service Networks of DISH Network Corporation and had previously held the position of Chief Financial Officer of DISH Network Corporation from December 2004 to September 2006.  Before joining DISH Network Corporation in December 2004, Mr. Rayner served as Senior Vice President and Chief Financial Officer of Time Warner Telecom in Denver, beginning in June 1998.

EQUITY SECURITY OWNERSHIP AND RELATED MATTERS

Equity Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, to the best of our knowledge, the beneficial ownership of our voting securities as of the close of business on the Record Date by: (i) each person known by us to be the beneficial owner of more than five percent of any class of our voting securities; (ii) each of our directors; (iii) our Chief Executive Officer, Chief Financial Officer and next three most highly compensated executive officers in 2015 (collectively, the “Named Executive Officers” or “NEOs”); and (iv) all of our directors and executive officers as a group.  Unless otherwise indicated, each person listed in the following table (alone or with family members) has sole voting and dispositive power over the shares listed opposite such person’s name.

Name (1)	Amount and Nature of Beneficial Ownership	Percentage of Class (2)	Total Voting Power (3)
Class A Common Stock:
Charles W. Ergen (4)	28,746,313	39.0%	51.6%
William R. Gouger (5)	20,886,119	31.4%	39.9%
Trusts (5)	20,884,641	31.4%	39.9%
Putnam Investment, LLC (6)	13,800,931	30.2%	2.6%
Vanguard Group, Inc. (7)	2,939,960	6.4%	*
Michael T. Dugan (8)	729,175	1.6%	*
Anders N. Johnson (9)	122,068	*	*
David J. Rayner (10)	97,816	*	*
Dean A. Manson (11)	41,793	*	*
Tom A. Ortolf (12)	32,000	*	*
Anthony M. Federico (13)	24,146	*	*
C. Michael Schroeder (14)	18,020	*	*
Pradman P. Kaul (15)	979	*	*
R. Stanton Dodge (16)	511	*	*
All Directors and Executive Officers as a Group (14 persons) (17)	30,163,451	40.2%	51.7%
Class B Common Stock:
Charles W. Ergen (4)	26,804,038	56.2%	51.6%
William R. Gouger (5)	20,883,001	43.8%	39.9%
Trusts (5)	20,883,001	43.8%	39.9%
All Directors and Executive Officers as a Group (14 persons) (18)	26,804,038	56.2%	51.6%
Hughes Retail Preferred Tracking Stock:
DISH Network L.L.C. (19)	6,290,499	100%	*

*Less than 1%.

(1)               Except as otherwise noted below, the address of each such person is 100 Inverness Terrace East, Englewood, Colorado 80112.  As of the close of business on the Record Date, there were 45,638,102 Class A Shares outstanding; 47,687,039 Class B Shares outstanding; and 6,290,499 Preferred Tracking Shares outstanding.  Class B Shares are convertible into Class A Shares on a one-for-one basis at any time.

(2)               Describes the ownership percentage of each class of shares beneficially owned by such beneficial owner.  For the Class A Shares, the calculation assumes the conversion only of the Class B Shares beneficially owned by such person into Class A Shares and after giving effect to the exercise of options and vesting of restricted stock units held by such person that are either currently exercisable or vested or may become exercisable or may vest within 60 days of the Record Date.  Preferred Tracking Shares are not included in the calculations for ownership percentage of the Class A Shares or the Class B Shares.

(3)               Describes the total voting power held by each beneficial owner taking into account all classes of shares beneficially owned by such beneficial owner, assuming no conversion of the Class B Shares and after giving effect to the exercise of options and vesting of restricted stock units held by such person that are either currently exercisable or vested or may become exercisable or vest within 60 days of the Record Date.  Each Class B Share is entitled to ten votes per share and each Preferred Tracking Share is entitled to entitled to one-tenth (1/10th) of one vote.

(4)               Mr. Ergen’s beneficial ownership includes: (i) 700,678 Class A Shares beneficially owned directly by Mr. Ergen; (ii) 3,705 Class A Shares beneficially owned indirectly by Mr. Ergen in the DISH Network 401(k) Employee Savings Plan (the “DISH 401(k) Plan”); (iii) 1,220,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date; (iv) 47 Class A Shares beneficially owned by Mr. Ergen’s spouse, Cantey M. Ergen; (v) 201 Class A Shares beneficially owned indirectly by Mrs. Ergen in the DISH 401(k) Plan; (vi) 6,122 Class A Shares beneficially owned by Mr. Ergen as custodian for one of Mr. Ergen’s children; (vii) 6,122 Class A Shares beneficially owned by one of Mr. Ergen’s children; (viii) 5,400 Class A Shares beneficially owned by a charitable foundation for which Mr. Ergen is an officer and for which he shares investment control and voting power with Mrs. Ergen; (ix) 26,804,038 Class A Shares issuable upon conversion of Mr. Ergen’s Class B Shares, and (x) the Preferred Tracking Shares.  Mr. Ergen’s beneficial ownership of Class A Shares excludes the shares owned by the Trusts (as defined below) as described in footnote 5.  Because each Class B Share is convertible on a one-for-one basis into a Class A Share, assuming conversion of all shares of outstanding Class B Shares into Class A Shares, the percentage of Class A Shares that Mr. Ergen may be deemed to beneficially own would be approximately 30.4%.

(5)               The address of Mr. William R. Gouger is 5701 S. Santa Fe Drive, Littleton, Colorado 80123.  Mr. Gouger’s beneficial ownership includes: (i) 28 Class A Shares owned directly by Mr. Gouger; (ii) 1,450 Class A Shares held by Mr. Gouger in the DISH 401(k) Plan; and (iii) 1,640 Class A Shares and 20,883,001 Class A Shares issuable upon conversion of Class B Shares held by certain grantor retained annuity trusts (“GRATs”) and other trusts established by Mr. Ergen for the benefit of his family of which Mr. Gouger is trustee (collectively, the “Trusts”), including: (A) 9,000,000 Class A Shares issuable upon conversion of Class B Shares currently held by the Ergen Three-Year 2015 SATS GRAT dated November 30, 2015; (B) 7,074,796 Class A Shares issuable upon conversion of Class B Shares currently held by the Ergen Three-Year 2014 SATS GRAT dated May 30, 2014; and (C)  4,808,205  Class A Shares issuable upon conversion of Class B Shares.  Because each Class B Share is convertible on a one-for-one basis into a Class A Share, assuming conversion of all shares of outstanding Class B Shares into Class A Shares, the percentage of Class A Shares that Mr. Gouger may be deemed to beneficially own would be approximately 22.4%.

(6)               The address of Putnam Investments, LLC (d/b/a Putnam Investments) is One Post Office Square, Boston, Massachusetts 02109.  Of the Class A Shares beneficially owned, Putnam Investments does not have sole voting power as to any Class A Shares beneficially owned by it and it has sole dispositive power as to 13,800,931 Class A Shares beneficially owned by it.  The foregoing information is based solely upon a Schedule 13G/A filed by Putnam Investments with the SEC on February 16, 2016.

(7)               The address of Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.  Of the Class A Shares beneficially owned, Vanguard Group, Inc. has sole voting power as to 32,170 Class A Shares beneficially owned by it and sole dispositive power as to 2,907,590 Class A Shares beneficially owned by it.  The foregoing information is based solely upon a Schedule 13G/A filed by Vanguard Group, Inc. with the SEC on February 11, 2016.

(8)               Mr. Dugan’s beneficial ownership includes: (i) 57,092 Class A Shares held directly by Mr. Dugan; (ii) 1,469 Class A Shares held by Mr. Dugan in the Corporation’s 401(k) Employee Savings Plan (the “401(k) Plan”); and (iii) 670,614 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(9)               Mr. Johnson’s beneficial ownership includes: (i) 5,564 Class A Shares held directly by Mr. Johnson; (ii) 504 Class A Shares held by Mr. Johnson in the 401(k) Plan; and (iii) 116,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(10)        Mr. Rayner’s beneficial ownership includes: (i) 9,092 Class A Shares held directly by Mr. Rayner; (ii) 724 Class A Shares held by Mr. Rayner in the 401(k) Plan; and (iii) 88,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(11)        Mr. Manson’s beneficial ownership includes: (i) 1,597 Class A Shares held directly by Mr. Manson; (ii) 196 Class A Shares held by Mr. Manson in the 401(k) Plan; and (iii) 40,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(12)        Mr. Ortolf’s beneficial ownership includes: (i) 12,000 Class A Shares that are held by a partnership of which Mr. Ortolf is a partner and that are held as collateral for a margin account; and (ii) 20,000 Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(13)        Mr. Federico’s beneficial ownership includes: (i) 146 Class A Shares held directly by Mr. Federico; and (ii) 24,000 Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(14)        Mr. Schroeder’s beneficial ownership includes: (i) 3,020 Class A Shares held by a trust for which Mr. Schroeder is the trustee; and (ii) 15,000 Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(15)        Mr. Kaul’s beneficial ownership includes: (i) 783 Class A Shares held directly by Mr. Kaul; and (ii) 196 Class A Shares held by Mr. Kaul in the 401(k) Plan.

(16)        Mr. Dodge’s beneficial ownership includes: (i) 83 Class A Shares held directly by Mr. Dodge; and (ii) 428 Class A Shares held by Mr. Dodge in the DISH 401(k) Plan.

(17)        Includes: (i) 784,129 Class A Shares; (ii) 8,325 Class A Shares held in the 401(k) Plan and 4,133 held in the DISH 401(k) Plan; (iii) 2,529,914 Class A Shares subject to employee and nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date; (iv) 12,000 Class A Shares held in a partnership; (v) 26,804,038 Class A Shares issuable upon conversion of Class B Shares; (vi) 6,122 Class A Shares held in the name of, or in trust for, children and other family members; (vii) 5,400 Class A Shares held by a charitable foundation; (viii) 6,370 Class A Shares held by a spouse or child directly and by spouse indirectly in the DISH 401(k) Plan; and (ix) 3,020 Class A Shares held in trust.

(18)        Comprises the 26,804,038 Class B Shares beneficially owned by Mr. Ergen.

(19)        The address of DISH Network L.L.C. is 9601 South Meridian Blvd., Englewood, Colorado 80112.  Each Preferred Tracking Share is entitled to one-tenth (1/10th) of one vote.  By virtue of Mr. Ergen’s beneficial ownership of approximately 78.5% of the voting power of DISH Network Corporation (based solely upon the Form 10-K filed by DISH Network Corporation with the SEC on February 18, 2016), Mr. Ergen is deemed to be the indirect beneficial owner of the Preferred Tracking Shares to the extent of his pecuniary interest therein. A description of the Preferred Tracking Shares are included in Note 4 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2015, included in the Corporation’s Annual Report on Form 10-K filed with the SEC on February 24, 2016.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our equity securities. We believe that during 2015, our directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements, with the exception of the inadvertent late reporting by Mr. Mark W. Jackson of an acquisition of Class A Shares under the Company’s Employee Innovator Recognition Program.  In making these statements, we have relied upon examination of copies of Forms 3, 4 and 5 provided to us and the written representations of our directors and officers.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) addresses our compensation objectives and policies for our NEOs, the elements of NEO compensation and the application of those objectives and policies to each element of compensation for our NEOs for fiscal year 2015.

Our NEOs in 2015 were Mr. Michael T. Dugan, Mr. Anders N. Johnson, Mr. Pradman P. Kaul, Mr. Dean A. Manson and Mr. David J. Rayner.  All of our NEOs were employed and solely compensated by EchoStar during 2015.  With the exception of Mr. Kaul, who entered into an agreement regarding his employment with Hughes prior to our acquisition of all of the outstanding equity of Hughes Communications in 2011 (the “Hughes Acquisition”), none of our NEOs are party to an employment agreement with us.

Overall Executive Compensation Program Objectives and Policies

Compensation Philosophy

Our executive compensation program was guided by the following key principles in 2015:

•                  attraction, retention and motivation of executive officers over the long-term;

•                  recognition of individual performance;

•                  recognition of the achievement of company-wide and group performance goals, if any; and

•                  creation of shareholder value by aligning the interests of management and shareholders through equity incentives.

General Compensation Levels

The total compensation opportunities, both base salaries and incentives, offered to our NEOs have been designed to ensure that they are competitive with market compensation levels, support our executive recruitment, retention and motivation objectives, reward individual, group and company-wide performance and contribute to our success by aligning the interests of our executive officers and shareholders.

In determining the overall compensation of our NEOs, the Corporation considers the subjective recommendations of our Chairman, Mr. Ergen, and our Chief Executive Officer and President, Mr. Dugan, who may take into account the following factors: (i) information described in “Compilation of Certain Peer Group Data” below, including the base salaries and range of the percentage increases in base salaries, for named executive officers of the companies contained in the Peer Group Data (as defined in “Compilation of Certain Peer Group Data” below), (ii) the executive’s performance and contributions and/or considerations of retention, including, without limitation, the executive’s success in achieving individual, group and company-wide goals and the extent to which the executive’s individual efforts resulted in tangible increases in corporate, division or department success, (iii) whether the performance goals of any short-term or long-term incentive plans were met and the payouts that would become payable upon achievement of those performance goals, (iv) the value of historic and current components of each NEO’s compensation, including the base salary and any bonus paid to the NEO in the prior year, (v) the value of equity awards previously granted to the executive, (vi) EchoStar’s overall financial and business performance, (vii) the performance of the NEO’s business unit, if applicable, (viii) the rate of standard annual merit increases for employees who are performing at a satisfactory level, (ix) the expected compensation to be paid to other senior officers in the applicable year in relation to a particular NEO, (x) whether the NEO was promoted or newly hired in the prior or applicable year, and (xi) equity awards that would normally be granted upon a promotion in accordance with our policies for promotions.  This approach to general compensation levels is not formulaic or standard and does not utilize formalized benchmarking, and the weight given to any particular factor in determining a particular NEO’s compensation depends on the subjective consideration of all factors described above in the aggregate.

With respect to equity incentive compensation, we generally attempt to ensure that most of our NEOs have appropriate incentives tied to the performance of our Class A Shares.  Therefore, we may grant more options to a particular NEO in a given year if a substantial portion of the NEO’s equity incentives are vested and the underlying stock is capable of being sold.  In addition, if an NEO recently received a substantial amount of equity incentives or is entitled to severance benefits, we may not grant any equity incentives to that particular NEO in a particular year.  In granting equity incentive compensation, we also generally take into account whether an NEO has recently been promoted in determining whether to grant equity awards to that individual. We may grant equity awards based on a number of subjective criteria, including an NEO’s position and role in our success and whether an NEO made any exceptional contributions to our success.

Mr. Ergen recommends, the Compensation Committee reviews and discusses and the Board of Directors ultimately approves the base salary compensation of Mr. Dugan, and Messrs. Ergen and Dugan recommend, the Compensation Committee reviews and discusses and the Board of Directors ultimately approves the base salary compensation of our other NEOs.  After considering these recommendations and other considerations discussed above, the Board of Directors determines the annual base salary for each NEO.  The Compensation Committee also makes and approves grants of options and other equity-based compensation to the NEOs.

Compilation of Certain Peer Group Data

In connection with the approval process for our 2015 executive officer compensation, management prepared a compilation of the compensation components for the named executive officers of companies similar in size and/or industry to EchoStar, as disclosed in their respective publicly-filed proxy statements (the “Peer Group Data”).  The surveyed companies included: Loral Space & Communications, Inc., Cisco Systems, Inc., ViaSat Communications, Inc., Akamai Technologies, Inc., EarthLink Holdings Corp., Frontier Communications Corporation, IDT Corporation, and SBA Communications Corporation.  The Peer Group Data, along with other information obtained from media reports or other generally available sources related to executive compensation is used solely as a subjective frame of reference, rather than for benchmarking compensation for the NEOs.  We do not utilize a formulaic or standard, formalized benchmarking level or element in setting our executive compensation relative to that of other companies.  Generally, we believe our overall executive compensation lags behind most of the companies contained in our Peer Group Data in the areas of short-term incentives and severance packages, and may be competitive over time in equity compensation. If our stock performance substantially outperforms similar companies, our executive compensation could exceed other companies.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986 (as amended, the “Internal Revenue Code”) places a limit on the tax deductibility of compensation in excess of $1.0 million paid to certain “covered employees” of a publicly held corporation (generally, the corporation’s chief executive officer and its next three most highly compensated executive officers (other than the chief financial officer) in the year that the compensation is paid).  This limitation applies to compensation that is not considered performance-based under the Section 162(m) rules.  We may structure our compensation programs, where feasible, to minimize or eliminate the impact of the limitations of Section 162(m) of the Internal Revenue Code.  However, there is no assurance that any aspect of our compensation program has met or will in the future meet the requirements of Section 162(m) rules to be considered deductible compensation and nondeductible compensation in excess of the application limitation may be paid. In addition, we retain discretion to approve annual, long-term or other compensation arrangements in a manner that does not permit the compensation to qualify for tax deductibility under Section 162(m).

Use of Compensation Consultants

No compensation consultants were retained by the Corporation, the Board of Directors or the Compensation Committee to evaluate or recommend the setting of executive compensation during the past fiscal year.

Implementation of Executive Compensation Program Objectives and Policies

Elements of Executive Compensation

The primary components of our executive compensation program include:

•                  base salary;

•                  equity incentive compensation (short-term and/or long-term) in the form of stock options and/or restricted stock units offered under EchoStar’s stock incentive plan;

•                  short-term incentive compensation;

•                  401(k) plan; and

•                  other compensation, including perquisites and personal benefits and post-termination compensation.

Our long and short-term incentive compensation may also include conditional and/or performance-based cash or equity incentive compensation and discretionary bonuses.

The components of our executive compensation program combine to promote the objectives and policies described above.  Base salary, 401(k) benefits and other benefits and perquisites provided generally to employees provide a minimum level of compensation for our NEOs.  Long-term equity and/or performance-based incentive compensation aligns NEO compensation with the creation of long-term shareholder value and generally promotes retention.  Short-term cash or equity incentives reward individual, group or company performance and achievement of shorter-term goals important to the Corporation.

We have not required that a certain percentage of an executive’s compensation be provided in one form versus another.  However, our goal is to award compensation that is reasonable in relation to our compensation program and objectives when all elements of potential compensation are considered.  Generally, for the reasons discussed in “Equity Incentive Compensation,” we have generally weighted overall compensation towards equity components as opposed to base salaries.  Each element of our executive compensation and the rationale for each element are described below.

Base Salary

We have traditionally included salary in our executive compensation package under the belief that it is appropriate that some portion of the compensation paid to our executives be provided in a form that is fixed and liquid occurring over regular intervals. The Board of Directors has traditionally been free to set base salary at any level deemed appropriate, with the Compensation Committee setting the base salary of the Chairman.  The Compensation Committee and the Board of Directors typically review base salaries of our NEOs.  Any increases or decreases in base salary on a year-over-year basis have usually been dependent on a combination of the factors outlined above in “General Compensation Levels,” with particular emphasis on:

•                  EchoStar’s overall financial and business performance;

•                  the performance of the NEO’s business unit, if applicable;

•                  the NEO’s individual contributions to EchoStar; and

•                  the rate of standard annual merit increases for employees who are performing at a satisfactory level.

Equity Incentive Compensation

We have operated under the belief that our executive officers generally will be better able to contribute to our long-term success and help build incremental shareholder value if they have a stake in our future success and value.  We believe this stake helps retain executives and focuses the executive officers’ attention on managing as owners with equity positions and aligns their interests with the interests of our shareholders.  Equity awards therefore have generally represented an important component of our compensation program for most of our NEOs. We have attempted to create general incentives with standard stock option grants and conditional or performance-based incentives through awards that may include payouts in cash or equity.  Grants of equity incentive compensation have usually been dependent on a combination of the factors outlined above in “General Compensation Levels.”

To aid in our retention of employees, options and restricted stock unit awards granted under our stock incentive plan, including those granted to our NEOs, generally vest at the rate of 20% per year and, in the case of options, have exercise prices not less than the fair market value of our Class A Shares on the date of grant or the last trading day prior to the date of grant (if the date of grant is not a trading day).  Certain of our option agreements and restricted stock unit agreements with executive officers have included acceleration of vesting upon a change in control for those executive officers who are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.

Stock Incentive Plan

We have adopted an employee stock incentive plan, which we refer to as the Amended and Restated 2008 Stock Incentive Plan (the “2008 Stock Incentive Plan”). The purpose of the 2008 Stock Incentive Plan is to provide incentives to attract and retain executive officers and other key employees.  The 2008 Stock Incentive Plan is administered by our Compensation Committee and the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding awards and to re-price awards.  Awards available to be granted under the 2008 Stock Incentive Plan include: (i) stock options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards.  We generally grant equity awards on the first day of each calendar quarter following the quarter in which the award was approved and have set exercise prices at not less than the fair market value of our Class A Shares on the date of grant or the last trading day prior to the date of grant (if the grant date is not a trading day).  As of December 31, 2015, there were (i) outstanding options to purchase 5,822,641 Class A Shares; (ii) 57,328 outstanding restricted stock units; and (iii) 4,318,805 of our Class A Shares remaining available for issuance under the 2008 Stock Incentive Plan.  Our option and restricted stock unit awards generally vest at the rate of 20% per year commencing one year from the date of grant.  We also grant fully vested stock-based awards under our Employee Innovator Recognition Program, which is available to all of our eligible employees.

Class B Chairman Stock Option Plan

We have adopted a Class B Chairman stock option plan, which we refer to as the 2008 Class B Chairman Stock Option Plan. The purpose of the 2008 Class B Chairman Stock Option Plan is to promote the interests of the Corporation by aiding in the retention of Mr. Ergen, who our Board of Directors believes is crucial to assuring our future success, to offer Mr. Ergen incentives to put forth maximum efforts for our future success and to afford Mr. Ergen an opportunity to acquire additional proprietary interests in the Corporation.  Mr. Ergen abstained from our Board of Directors’ vote regarding the adoption of the 2008 Class B Chairman Stock Option Plan.  Awards available to be granted under the 2008 Class B Chairman Stock Option Plan include nonqualified stock options and dividend equivalent rights with respect to our Class B Shares.  Up to four million shares of our Class B Shares are available for awards under the 2008 Class B Chairman Stock Option Plan.  Only Mr. Ergen is eligible to participate in the 2008 Class B Chairman Stock Option Plan.  No awards have been granted under the 2008 Class B Chairman Stock Option Plan.

Employee Stock Purchase Plan

We have adopted an employee stock purchase plan, which we refer to as the ESPP.  The purpose of the ESPP is to provide our eligible employees with an opportunity to acquire a proprietary interest in the Corporation through the purchase of our Class A Shares.  All full-time employees who are employed by EchoStar for at least one calendar quarter are eligible to participate in the ESPP.  Employee stock purchases are made through payroll deductions.  Under the terms of the ESPP, employees are not permitted to deduct an amount that would permit such employee to purchase our capital stock under our ESPP in an amount that exceeds $25,000 in fair market value of capital stock in any one year.  The ESPP is intended to qualify under Section 423 of the Internal Revenue Code and thereby provide participating employees with an opportunity to receive certain favorable income tax consequences as to stock purchase rights under the ESPP. Our NEOs participate in the ESPP on the same terms as our other employees.

Short-Term Incentive Compensation

For 2015, we elected not to implement a company-wide short-term incentive program.  In the future, we may elect to award short-term incentive compensation that reflects appropriate performance goals for our business.  We generally provide a discretionary cash bonus only to the extent that we consider an individual to have made an extraordinary contribution towards EchoStar’s performance.  One of our NEOs received a one-time short-term cash incentive payment in 2015.  In addition, Hughes has in place an annual incentive plan that was established prior to the Hughes Acquisition (the “Hughes Annual Incentive Plan”).  Pursuant to the Hughes Annual Incentive Plan, certain of our NEOs and other officers are eligible to receive, and have received, short-term incentive payments.  See “Summary Compensation Table” below.

401(k) Plan

We have adopted a defined-contribution tax-qualified 401(k) plan for all EchoStar employees, including our executives, to facilitate our employees’ ability to save some percentage of their cash compensation for retirement.  Our NEOs participate in the 401(k) plan, including corporate contributions, on the same terms as our other employees.  New employees become immediately eligible for participation in the 401(k) plan upon the commencement of their employment.  Participants in the 401(k) plan are able to contribute up to 75% of their eligible compensation subject to the maximum contribution limit provided by the Internal Revenue Code.  Effective October 2015, eligible employees have the option to make after-tax contributions under the 401(k) plan so that they may contribute up to 75% of their compensation on a pre-tax and/or after-tax basis subject to the Internal Revenue Code limits. All employee contributions to the 401(k) plan are immediately vested. The Corporation matches 50 cents on the dollar for the first 6.0% of each employee’s salary contributions to the 401(k) plan for a total of 3.0% match on a pre-tax basis up to a maximum of $7,500 annually. The Corporation match is calculated each pay period there is an employee contribution.  In addition, we may make an annual discretionary contribution to the 401(k) plan to be made in cash or our stock.  All Corporation contributions under the 401(k) plan vest at 20.0% per year and are 100.0% vested after an eligible employee has completed five years of employment.

Nonqualified Plan

We have adopted a Nonqualified Plan for the benefit of a select group of officers, including our NEOs, whose benefits under our 401(k) plan are limited by the Internal Revenue Code.  Nonqualified Plan participants may elect to contribute up to 16% of their eligible compensation into the plan on a pre-tax basis each payroll period.  We do not match any employee contributions in the Nonqualified Plan.  Participants are always 100% vested in the contributions they make into the plan.  During 2015, all of our NEOs were eligible to participate in the Nonqualified Plan, and Mr. Rayner was the only NEO who contributed to the Nonqualified Plan.  See “Nonqualified Deferred Compensation” below.

Perquisites, Personal Benefits, Post-Termination Compensation and Other Compensation

We have traditionally offered certain plans and other benefits to our executive officers on the same terms as other employees.  These plans and benefits have included medical, vision, and dental insurance, life insurance, and the ESPP, as well as discounts on our and other companies’ products and services.  Relocation benefits may also be provided, but are individually negotiated when they occur.  In some years, we have permitted certain NEOs and their family members and guests to use our corporate aircraft for personal use.  No such uses occurred during 2015.  We have also paid annual tax preparation costs and provided executive medical benefits and personal liability insurance for certain NEOs.

We have not traditionally had any plans in place to provide severance benefits to employees.  However, certain stock options and restricted stock units have been granted to our executive officers subject to acceleration of vesting upon a change in control for those executive officers who are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.  In addition, certain officers of Hughes, including Mr. Kaul, have severance benefits that were approved by the board of directors of Hughes as part of their employment agreements prior to the Hughes Acquisition.  See “Potential Payments Upon Termination or Following a Change in Control” below.

Shareholder Advisory Vote on Executive Compensation

We provided our shareholders with the opportunity to cast a non-binding advisory vote on executive compensation at the annual meeting of shareholders held in October 2014.  Over 96% of the voting power represented at the meeting and entitled to vote on that matter voted to approve, on a non-binding advisory basis, the compensation paid to our named executive officers, as described in the proxy statement for that meeting.  The Compensation Committee reviewed these voting results after such meeting, and the Corporation did not change its approach to executive compensation in 2014 or 2015 as a direct result of the vote.  In 2011, our shareholders approved, on a non-binding advisory basis, that we should provide our shareholders with the opportunity to cast a non-binding advisory vote on executive compensation at our annual meeting of shareholders at least once every three years.  We intend to seek a non-binding shareholder advisory vote on executive compensation once every three years, with the next such vote being at our annual meeting of shareholders in 2017.

2015 Executive Compensation

We generally make decisions with respect to executive compensation for a particular compensation year in the first or second quarter of the applicable year.  With respect to the executive compensation of our NEOs, we reviewed total compensation of each NEO and the factors outlined above in “General Compensation Levels.” As described in “General Compensation Levels” above, we aim to provide compensation that is competitive with market practice with an emphasis on providing a substantial portion of overall compensation in the form of equity incentives.

Compensation of Our Chief Executive Officer and President

2015 Base Salary.  In determining Mr. Dugan’s 2015 base salary, Mr. Ergen recommended, the Compensation Committee reviewed and discussed and the Board of Directors determined that Mr. Dugan’s existing base compensation was already within the range of market compensation indicated in the Peer Group Data in light of our practices with respect to base salaries and that therefore an increase over Mr. Dugan’s 2014 base salary was not necessary.

2015 Cash Bonus.  We generally provide a discretionary cash bonus only to the extent that we consider an individual to have made an extraordinary contribution towards EchoStar’s performance. No bonus was paid to Mr. Dugan in 2015. See “Summary Compensation Table” below.

2015 Equity Incentives.  With respect to equity incentives, we attempt to ensure that our Chief Executive Officer and President has equity awards at any given time that are significant in relation to his annual cash compensation to ensure that he has appropriate incentives tied to the performance of our Class A Shares.  This determination is made by the Compensation Committee primarily on the basis of Mr. Ergen’s recommendation.  For 2015, Mr. Ergen based his recommendation on, and the Compensation Committee took into account, among other things, the factors described in “General Compensation Levels” above, placing primary weight on Mr. Dugan’s role in driving the Corporation’s overall financial and business performance in 2015, retaining Mr. Dugan’s services and the value of equity awards previously granted to Mr. Dugan.

The Compensation Committee determined on April 30, 2015 that Mr. Dugan would receive a grant of 100,000 restricted stock units (“RSUs”) with a grant date of July 1, 2015.  Mr. Dugan’s RSUs vested based upon certain quarterly and/or cumulative earnings goals subject to the Compensation Committee’s authorization to determine and calculate the achievement of each goal in accordance with the terms of the 2008 Stock Incentive Plan and a restricted stock unit agreement (the “Earnings Goals”).  The Earnings Goals for 2015 were as follows: (i) $209 million of earnings before interest, taxes, depreciation and amortization (“EBITDA”) in the second quarter of 2015; (ii) $218 million of EBITDA in the third quarter of 2015; (iii) $231 million of EBITDA in the fourth quarter of 2015; or (iv) an aggregate $658 million of EBITDA in the second through fourth quarters of 2015.  The RSUs vested in three tranches with 33,333 of the RSUs vesting on August 6, 2015, 33,333 of the RSUs vesting on November 6, 2015 and 33,334 of the RSUs vesting on February 24, 2016, respectively.

Compensation of Other Named Executive Officers

2015 Base Salary.  Base salaries for each of the other NEOs are reviewed and discussed by the Compensation Committee and determined by the Board of Directors primarily based on Mr. Dugan’s and Mr. Ergen’s recommendations.  The Compensation Committee and the Board of Directors place substantial weight on Mr. Ergen’s recommendations in light of his role as Chairman and as our controlling shareholder.  Messrs. Dugan and Ergen made recommendations with respect to the 2015 base salary of each of the NEOs after considering the factors outlined above in “General Compensation Levels.”  Placing primary weight on (a) the NEO’s base salary in 2014, (b) the NEO’s performance in 2014, and (c) whether, in their subjective view, an increase in base salary was warranted based on such performance or in order to retain the NEO, Messrs. Ergen and Dugan made the following recommendations regarding the base salaries for each of the other NEOs for 2015.

Mr. Johnson — Based on Mr. Johnson’s performance in 2014 and their subjective determination, Messrs. Ergen and Dugan recommended a base salary increase for Mr. Johnson for 2015.

Mr. Kaul — Based on Mr. Kaul’s performance in 2014 and their subjective determination, Messrs. Ergen and Dugan recommended a base salary increase for Mr. Kaul for 2015.

Mr. Manson — Based on Mr. Manson’s performance in 2014 and their subjective determination, Messrs. Ergen and Dugan recommended a base salary increase for Mr. Manson for 2015.

Mr. Rayner — Based on Mr. Rayner’s performance in 2014 and their subjective determination, Messrs. Ergen and Dugan recommended a base salary increase for Mr. Rayner for 2015.

The Board of Directors accepted Messrs. Ergen’s and Dugan’s recommendations with respect to the base salaries for each of these NEOs.

2015 Cash Bonus.  We generally provide a discretionary cash bonus only to the extent that we consider an individual to have made an extraordinary contribution towards EchoStar’s performance. Mr. Johnson received a cash bonus in 2015 based on his extraordinary contributions in support of EchoStar’s performance. None of the other NEOs received a discretionary cash bonus in 2015. See “Summary Compensation Table” below.

2015 Non-Equity Incentive Plan Compensation.  Pursuant to the Hughes Annual Incentive Plan, certain of our NEOs and other officers are eligible to receive short-term incentive payments.  Based upon Hughes’ performance in 2014, Mr. Kaul received a cash bonus in 2015 pursuant to his employment agreement and the Hughes Annual Incentive Plan.  Based upon Hughes’ performance in 2014, Mr. Manson also received a cash bonus in 2015 pursuant to the Hughes Annual Incentive Plan.  See “Summary Compensation Table” below.

2015 Equity Incentives.  With respect to equity incentives, we primarily evaluate the position of each NEO to ensure that the NEO has appropriate incentives tied to the performance of our Class A Shares.  This determination is made by the Compensation Committee primarily on the basis of Messrs. Ergen’s and/or Dugan’s subjective recommendations.  For 2015, Messrs. Ergen and Dugan based their recommendation on, and the Compensation Committee took into account the factors outlined above in “General Compensation Levels,” including, among other things, the equity awards necessary to retain our NEOs, the value of existing equity awards for the NEOs and whether each NEO is entitled to severance payments.  During 2015, the Compensation Committee granted Mr. Johnson an option to purchase 40,000 Class A Shares; Mr. Manson an option to purchase 50,000 Class A Shares; and Mr. Rayner an option to purchase 65,000 Class A Shares; in each case, to ensure that each NEO had appropriate incentives tied to the performance of our Class A Shares. See “Grants of Plan-Based Awards” below.

Risk Assessment

We believe that our compensation programs and practices, which consist primarily of fixed cash salary and incentive awards, assist in our efforts to mitigate excessive risk taking by our employees. The Board of Directors annually reviews the cash and equity incentive programs for the Corporation’s senior officers, including our executive officers, who are the employees whose actions could expose the Corporation to the most significant business risks.  The Board of Directors concluded that certain features of these programs tend to reduce the likelihood of excessive risk taking. These features include a compensation mix that delivers a substantial portion of compensation in the form of long-term equity awards to create incentives to work for the long-term growth of the Corporation; multi-year vesting of equity awards; limited use of short-term incentive awards, thus reducing the incentive to take short-term risks; and the Compensation Committee and Board of Directors’ ongoing oversight to ensure the Corporation’s compensation programs and practices appropriately balance the interests of employees and stockholders.

For the foregoing reasons, the Board of Directors believes that the Corporation’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Corporation.

Compensation Committee Report

The Compensation Committee is appointed by the Board of Directors to discharge certain of the Board of Directors’ responsibilities relating to compensation of EchoStar’s executive officers.

Based on the review of the Compensation Discussion and Analysis and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Tom A. Ortolf (Chairman)

C. Michael Schroeder

Anthony M. Federico

Executive Compensation Tables

Summary Compensation Table

Our executive officers are compensated by certain of our subsidiaries.  The following table sets forth the cash and noncash compensation paid to each NEO for the fiscal years ended December 31, 2015, 2014 and 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Michael T. Dugan (5)	2015	850,013	—	5,001,927	—	—	1,951	29,042	5,882,933
Chief Executive Officer and President	2014	863,850	—	1,988	—	—	4,877	80,395	951,110
	2013	763,846	—	779	—	—	3,051	30,555	798,231
Anders N. Johnson (6)	2015	483,855	50,000	—	570,160	—	(41)	14,203	1,118,177
President, EchoStar Satellite Services L.L.C.	2014	440,002	—	—	591,578	—	—	14,662	1,046,242
	2013	426,154	—	—	793,295	—	—	22,679	1,242,128
Pradman P. Kaul (7)	2015	761,646	—	—	—	747,000	26,994	48,236	1,583,876
President, Hughes Communications, Inc.	2014	740,000	66,600	—	—	747,400	56,881	51,088	1,661,969
	2013	734,810	99,000	—	—	561,000	127,067	102,985	1,624,862
Dean A. Manson (8)	2015	424,694	—	—	712,700	194,000	(564)	12,950	1,343,780
Executive Vice President, General Counsel and Secretary	2014	371,772	18,000	—	1,290,630	202,000	4,324	17,210	1,903,936
	2013	345,866	27,300	—	—	154,700	—	18,215	546,081
David J. Rayner (9)	2015	518,119	—	—	926,510	—	(262)	13,790	1,458,157
Executive Vice President,	2014	483,410	—	—	1,290,630	—	767	20,723	1,795,530
Chief Financial Officer and Treasurer	2013	440,000	—	—	—	—	386	12,616	453,002

(1)             In 2015, 2014 and 2013, the Hughes Annual Incentive Plan, applicable to Mr. Kaul and Mr. Manson, had metrics that were weighted as 100%, 92% and 90%, respectively, associated with the financial performance of Hughes and 0%, 8% and 10%, respectively associated with a subjective factor. The portion of Mr. Kaul’s and Mr. Manson’s incentive payments related to the subjective factors is reported in the “Bonus” column and the portion of their incentive payments related to the Hughes financial performance is reported in the “Non-Equity Incentive Plan Compensation” column. Mr. Johnson’s subjective cash bonus is reported in the “Bonus” column.

(2)             The amounts reported in the “Stock Awards” column and the “Option Awards” column reflect the aggregate grant date fair values in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in Note 15 in the Notes to the Corporation’s audited financial statements for the fiscal years ended December 31, 2015, 2014 and 2013, respectively, included in the Corporation’s Annual Reports on Form 10-K filed with the SEC on February 24, 2016, February 20, 2015 and February 21, 2014, respectively.  These amounts include both performance and non-performance based awards and vested and unvested awards.  The grant date fair value for Mr. Dugan’s performance-based RSU award is based on the probable outcome of the performance conditions under the award and does not necessarily reflect the amount of compensation actually realized or that may be realized.

(3)             Aggregate earnings are dependent on the investment decisions made by the executive.  All earnings are market earnings, and none are preferential or set by the Corporation.

(4)             “All Other Compensation” includes: (a) for all of the NEOs, amounts contributed by the Corporation pursuant to our 401(k) program, 95 Class A Shares granted to each NEO pursuant to our annual discretionary contribution to the 401(k) plan and amounts related to vacation carryover, (b) for Mr. Kaul, amounts related to programs put in place by Hughes prior to the Hughes Acquisition, including executive medical benefits, personal liability insurance, and financial planning services, and (c) for Mr. Dugan, amounts associated with the personal use of corporate aircraft in 2014 and 2013.

(5)             Mr. Dugan’s annual base salary was increased effective November 2013 to $850,000.  Mr. Dugan’s 2014 salary includes $13,850 of such salary increase related to November and December 2013 that was paid in 2014.

(6)             Mr. Johnson’s base salary was increased effective April 2013 and April 2015.

(7)             Mr. Kaul’s base salary was increased effective April 2014 and April 2015.

(8)             Mr. Manson’s base salary was increased effective April 2014 and April 2015.

(9)             Mr. Rayner’s base salary was increased effective April 2014 and April 2015.

Grants of Plan-Based Awards

The following table provides information on equity awards granted to our NEOs in 2015.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards:	All Other Option Awards:
Name	Grant Date	Date of Compensation Committee Approval	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)		Number of Shares of Stock or Units (#) (1)	Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Michael T. Dugan	1/1/15	—	—	—	—	—	—		—		20	—	—	1,050
	7/1/15	4/30/2015	—	—	—	—	100,000	(4)	100,000	(4)	—	—	—	5,000,000
	10/1/15	—	—	—	—	—	—		—		20	—	—	877
Anders N. Johnson	4/1/15	3/24/2015	—	—	—	—	—		—		—	40,000	51.77	570,160
Pradman P. Kaul	—	—	—	—	—	—	—		—		—	—	—	—
Dean A. Manson	4/1/15	3/24/2015	—	—	—	—	—		—		—	50,000	51.77	712,700
David J. Rayner	4/1/15	3/24/2015	—	—	—	—	—		—		—	65,000	51.77	926,510

(1)             The shares granted to Mr. Dugan on January 1, 2015 and October 1, 2015, respectively, and reported in the “All Other Stock Awards” column represent shares awarded to Mr. Dugan pursuant to our Employee Innovator Recognition Program.

(2)             All option awards vest at the rate of 20% per year commencing on the date that is one year after the grant date.

(3)             The amounts reported in the “Grant Date Fair Value of Stock and Option Awards” column reflect the aggregate grant date fair values in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in Note 15 in the Notes to the Corporation’s audited financial statements for the fiscal year ended December 31, 2015, included in the Corporation’s Annual Report on Form 10-K filed with the SEC on February 24, 2016. These amounts include both performance and non-performance based awards and vested and unvested awards.  The grant date fair value for Mr. Dugan’s performance-based RSU award is based on the probable outcome of the performance conditions under the award and does not necessarily reflect the amount of compensation actually realized or that may be realized.

(4)             Constitutes 100,000 performance-based restricted stock units granted to Mr. Dugan on July 1, 2015 under the terms of our 2008 Stock Incentive Plan and a restricted stock unit agreement.  Each restricted stock unit represents the right to receive one share of our Class A Shares upon vesting.  The shares underlying the restricted stock units vested in three installments with 33,333 shares vesting on August 6, 2015, 33,333 shares vesting on November 6, 2015 and 33,334 shares vesting on February 24, 2016, respectively.

Outstanding Equity Awards at Fiscal Year-End

Except as indicated elsewhere, all awards reflected in this table were made in shares of our Class A Shares and were granted under the terms of our 2008 Stock Incentive Plan.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Michael T. Dugan	420,614	—	—	20.14	12/31/2019	—	—	—		—
	250,000	—	—	34.22	12/31/2022	—	—	—		—
	—	—	—	—	—	—	—	33,334	(3)	1,303,693

Anders N. Johnson	80,000	20,000	—	36.43	6/30/2021	—	—	6,660	(4)	260,473
	20,000	30,000	—	39.05	7/1/2023	—	—	—		—
	4,000	16,000	—	52.49	7/1/2024	—	—	—		—
	4,000	16,000	—	46.85	10/1/2024	—	—	—		—
	—	40,000	—	51.77	4/1/2025	—	—	—		—

Pradman P. Kaul	—	—	—	—	—	—	—	—		—

Dean A. Manson	15,000	60,000	—	49.72	1/1/2024	—	—	—		—
	—	50,000	—	51.77	4/1/2025	—	—	—		—

David J. Rayner	45,000	40,000	—	34.22	12/31/2022	—	—	13,334	(5)	521,493
	15,000	60,000	—	49.72	1/1/2024	—	—	—		—
	—	65,000	—	51.77	4/1/2025	—	—	—		—

(1)         All option awards vest at the rate of 20% per year, commencing on the date which is nine years prior to the expiration date.

(2)         Amounts represent the number of unvested shares underlying the awards multiplied by $39.11, the closing market price of EchoStar’s Class A Shares on December 31, 2015.

(3)         Each restricted stock unit represents the right to receive one of our Class A Shares upon vesting. On July 1, 2015, Mr. Dugan was granted 100,000 restricted stock units. The shares underlying the restricted stock units vested in three installments with 33,333 shares vesting on August 6, 2015, 33,333 shares vesting on November 6, 2015 and 33,334 shares vesting on February 24, 2016, respectively.  The unvested restricted stock units set forth in this table vested on February 24, 2016.

(4)         Each restricted stock unit represents the right to receive one of our Class A Shares upon vesting.  On June 30, 2011, Mr. Johnson was granted 33,300 restricted stock units. Mr. Johnson’s remaining unvested restricted stock units vest on June 30, 2016.

(5)         Each restricted stock unit represents the right to receive one of our Class A Shares upon vesting.  On December 31, 2012, Mr. Rayner was granted 33,333 restricted stock units.  Mr. Rayner’s remaining unvested restricted stock units vest on December 31, 2016 and 2017.

In connection with the Spin-off, effective January 1, 2008, all DISH Network Corporation stock options and restricted stock units held by DISH Network Corporation employees, including executive officers, were adjusted to reflect the change in the price of DISH Network Corporation common stock that occurred as a result of the Spin-off, and an additional award was granted that related to EchoStar’s common stock.  Each DISH Network Corporation stock option was converted into two options: (i) an adjusted DISH Network Corporation stock option for the same number of shares as were exercisable under the original DISH Network Corporation stock option with an exercise price equal to the exercise price of the original DISH Network Corporation stock option multiplied by 0.831219; and (ii) a new EchoStar stock option for one-fifth of the number of shares as were exercisable under the original DISH Network Corporation stock option with an exercise price equal to the exercise price of the original DISH Network Corporation stock option multiplied by 0.843907.  The information regarding DISH Network Corporation options is based solely on information supplied by DISH Network Corporation to EchoStar.

Option Exercises and Stock Vested

The following table summarizes the exercises of stock options by our NEOs and the vesting of stock held by our NEOs during the year ended December 31, 2015.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($)
Michael T. Dugan	180,000	(3)	7,713,423	66,706	3,079,896
Anders N. Johnson	—		—	6,660	324,209
Pradman P. Kaul	—		—	—	—
Dean A. Manson	—		—	—	—
David J. Rayner	5,000		103,958	6,666	260,707

(1)                     The value realized on exercise is computed by multiplying the difference between the exercise price of the stock option and the market price of the shares on the date of exercise by the number of shares with respect to which the option was exercised.

(2)                     Includes (i) Class A Shares acquired upon the vesting of restricted stock units, and (ii) fully vested Class A Shares granted under our Employee Innovator Recognition Program.

(3)                     Amounts include shares of DISH Network Corporation common stock received upon the exercise of stock option awards granted to our NEOs prior to the Spin-off. The information with respect to DISH Network Corporation is based solely on information supplied by DISH Network Corporation to EchoStar.

Nonqualified Deferred Compensation

The following table summarizes nonqualified deferred compensation earned or contributed by, or on behalf of our NEOs under our Nonqualified Plan for the year ended December 31, 2015.

Name	Executive Contributions in 2015 ($)	Registrant Contributions in 2015 ($)	Aggregate Earnings in 2015 ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/15 ($)
Michael T. Dugan	—	—	1,951	—	89,115
Anders N. Johnson	—	—	(41)		13,036
Pradman P. Kaul	—	—	26,994	—	616,154
Dean A. Manson	—	—	(564)	—	86,821
David J. Rayner	25,312	—	(262)	—	59,644

(1)         Aggregate earnings are dependent on the investment decisions made by the executive.  All earnings are market earnings, and none are preferential or set by the Corporation.

Potential Payments Upon Termination or Following a Change in Control

As discussed in “Compensation Discussion and Analysis” above, certain of our option agreements and restricted stock unit agreements given to executive officers include acceleration of vesting upon a change in control for those executive officers that are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.  There are no benefits triggered solely by a change of control or solely because of termination.

Generally a change in control is deemed to occur upon: (i) a transaction or a series of transactions the result of which is that any person (other than Mr. Ergen, our controlling shareholder, or a related party) individually owns more than fifty percent (50%) of the total equity interests of either (a) EchoStar or (b) the surviving entity in any such transaction(s) or a controlling affiliate of such surviving entity in such transaction(s); and (ii) the first day on which a majority of the members of the Board of Directors of EchoStar are not continuing directors.

Assuming a change in control was to have taken place as of December 31, 2015 and the executives had been terminated by EchoStar or the surviving entity at such date, the estimated benefits that would have been provided to our NEOs are as follows:

Name	Maximum Value of Accelerated Vesting of Options and stock ($)
Michael T. Dugan	—
Anders N. Johnson	315,873
Pradman P. Kaul	—
Dean A. Manson	—
David J. Rayner	717,093

Mr. Kaul’s termination benefits were set by Hughes prior to the Hughes Acquisition. Mr. Kaul does not have any benefits triggered by a change of control of EchoStar.

Pursuant to his employment agreement, if Mr. Kaul’s employment is terminated for cause, Mr. Kaul terminates his employment without good reason or provides notice to us of non-renewal of his employment agreement, Mr. Kaul becomes permanently disabled and is terminated by us, or Mr. Kaul dies during the term of his employment agreement, then Mr. Kaul will receive his: (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to company policies) through the date of termination (collectively, the “Accrued Amounts”). In the event that Mr. Kaul’s employment is terminated by us without cause, terminated by him for good reason, or in the event that we provide him with notice of non-renewal of his employment agreement, subject to his execution of a waiver and release of claims in favor of Hughes and its affiliates, Mr. Kaul would receive: (i) the Accrued Amounts; (ii) a lump sum amount equal to three times the sum of (x) and (y), where (x) is Mr. Kaul’s annual base salary (in effect on the date of termination) and (y) is 100% of Mr. Kaul’s target bonus amount; (iii) cash payments equal to 1.5 times the monthly COBRA premium paid by Mr. Kaul; and (vi) reasonable outplacement benefits.

Assuming Mr. Kaul’s employment was terminated under any of the following circumstances as of December 31, 2015, the payments and benefits that would have been provided to Mr. Kaul are as follows:

Circumstance	Cash Severance ($) (1)	Bonus ($) (2)	Medical Continuation ($) (3)	Value of Accelerated Equity and Performance Awards and Nonqualified Plan Accounts ($)	Outplacement Benefits ($)
For cause	—	769,600	—	—	—
Without cause, for good reason or non-renewal of agreement by us	4,617,600	769,600	24,127	—	20,000
Without good reason or non-renewal of agreement by executive	—	769,600	—	—	—
Disability or death	—	769,600	—	—	—

(1)         This amount represents three times the sum of (a) Mr. Kaul’s annual base salary as in effect on December 31, 2015, plus (b) Mr. Kaul’s target bonus amount for 2015 pursuant to his employment agreement and the Hughes Annual Incentive Plan.

(2)         This amount represents Mr. Kaul’s target bonus amount for 2015 pursuant to his employment agreement and the Hughes Annual Incentive Plan.

(3)         This amount represents the amount of Mr. Kaul’s payments for 18 months of COBRA coverage times 1.5.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding stock options and restricted stock unit awards and the Class A Shares reserved for future issuance under our equity compensation plans, including the 2008 Stock Incentive Plan and the 2008 Director Plan, as of December 31, 2015:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b) (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c) (2)
Equity compensation plans approved by shareholders	5,950,569	$38.38	4,318,805
Equity compensation plans not approved by shareholders	—	—	—
Total	5,950,569	$38.38	4,318,805

(1)         The calculation of the weighted-average exercise price of outstanding options, warrants and rights excludes restricted stock units that provide for the issuance of shares of common stock upon vesting because these awards do not require payment of an exercise price in order to obtain the underlying shares upon vesting.

(2)         The shares available for issuance under the 2008 Class B Chairman Stock Option Plan are not included.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board of Directors has adopted a written policy for the review and approval of transactions involving EchoStar or our subsidiaries, on the one hand, and related parties, such as directors or executive officers and their immediate family members, and DISH Network Corporation and its subsidiaries (collectively, “DISH Network”), on the other hand.  We distribute questionnaires to our officers and directors on a quarterly basis.  Our General Counsel directs the appropriate review of all potential related-party transactions and schedules their presentation at meetings of the Audit Committee and the Board of Directors, as applicable.  Both the Audit Committee and the Board of Directors must approve these transactions, with all interested parties abstaining from the vote.  Once each calendar year, the Audit Committee and the Board of Directors undertake a review of all recurring potential related-party transactions and must approve the continuation of each such transaction, with all interested parties abstaining.  In addition, transactions involving DISH Network also are subject to the approval of a committee of non-interlocking directors.  Our Board of Directors, however, has delegated authority to approve certain transactions with DISH Network to non-interlocking management which reports such approvals to the Board of Directors.

Related Party Transactions with DISH Network

Following the Spin-off, we and DISH Network have operated as separate publicly-traded companies.  However, pursuant to the Satellite and Tracking Stock Transaction described below, DISH Network owns shares of our and one of our subsidiaries’ preferred tracking stock representing an aggregate 80.0% economic interest in the residential retail satellite broadband business of our Hughes segment.  In addition, a substantial majority of the voting power of the shares of both EchoStar and DISH Network Corporation is owned beneficially by Charles W. Ergen, our Chairman, and by certain trusts established by Mr. Ergen for the benefit of his family.

In connection with and following the Spin-off, we and DISH Network have entered into certain agreements pursuant to which we obtain certain products, services and rights from DISH Network; DISH Network obtains certain products, services and rights from us; and we and DISH Network have indemnified each other against certain liabilities arising from our respective businesses.  We also may enter into additional agreements with DISH Network in the future.  Generally, the amounts DISH Network pays for products and services provided under the agreements are based on our cost plus a fixed margin (unless noted differently below), which varies depending on the nature of the products and services provided.

Broadcast Agreement.  Effective January 2012, we and DISH Network entered into a broadcast agreement (the “2012 Broadcast Agreement”) pursuant to which we provide certain broadcast services to DISH Network, including teleport services such as transmission and downlinking, channel origination services, and channel management services, for the period from January 2012 through December 2016.  The 2012 Broadcast Agreement replaced the broadcast agreement that we entered into with DISH Network in connection with the Spin-off.  The fees for the services provided under the 2012 Broadcast Agreement are calculated at either:  (a) our cost of providing the relevant service plus a fixed dollar fee, which is subject to certain adjustments; or (b) our cost of providing the relevant service plus a fixed margin, which will depend on the nature of the services provided.  DISH Network has the ability to terminate channel origination services and channel management services for any reason and without any liability upon at least 60 days’ notice to us.  If DISH Network terminates the teleport services provided under the 2012 Broadcast Agreement for a reason other than our breach, DISH Network generally is obligated to reimburse us for any direct costs we incur related to any such termination that we cannot reasonably mitigate. We earned revenue of approximately $237.0 million from DISH Network under this agreement for the year ended December 31, 2015.

Broadcast Agreement for Certain Sports Related Programming.  In May 2010, we and DISH Network entered into a broadcast agreement pursuant to which we provide certain broadcast services to DISH Network in connection with its carriage of certain sports related programming.  The term of this agreement is ten years.  If DISH Network terminates this agreement for a reason other than our breach, DISH Network generally is obligated to reimburse us for any direct costs we incur related to any such termination that we cannot reasonably mitigate.  The fees for the broadcast services provided under this agreement depend, among other things, upon the cost to develop and provide such services. We earned revenue of approximately $1.4 million from DISH Network under this agreement for the year ended December 31, 2015.

DBSD North America Agreement.  In March 2012, DISH Network completed its acquisition of 100% of the equity of reorganized DBSD North America, Inc. (“DBSD North America”).  Prior to DISH Network’s acquisition of DBSD North America and our completion of the Hughes Acquisition, DBSD North America and HNS entered into an agreement pursuant to which our Hughes segment provides, among other things, hosting, operations and maintenance services of DBSD North America’s satellite gateway and associated ground infrastructure.  This agreement will expire in February 2017.  We earned revenue of approximately $2.3 million from DBSD North America under this agreement for the year ended December 31, 2015.

DISHOnline.com Services Agreement.  Effective January 2010, DISH Network entered into a two-year agreement with us pursuant to which DISH Network receives certain services associated with an online video portal.  The fees for the services provided under this services agreement depend, among other things, upon the cost to develop and operate such services.  DISH Network has the option to renew this agreement for successive one year terms and the agreement may be terminated by DISH Network for any reason upon at least 120 days’ notice to us.  In October 2014, DISH Network exercised its right to renew this agreement for a one-year period ending in December 2015, and in November 2015, DISH Network exercised its right to renew this agreement for an additional one-year period ending in December 2016.  We earned revenue of approximately $6.6 million from DISH Network under this agreement for the year ended December 31, 2015.

DISH Remote Access Services Agreement.  Effective February 2010, we entered into an agreement with DISH Network pursuant to which DISH Network receives, among other things, certain remote digital video recorder (“DVR”) management services.  The fees for the services provided under this services agreement depend, among other things, upon the cost to develop and operate such services.  This agreement had an initial term of five years with automatic renewal for successive one year terms.  This agreement automatically renewed in February 2016 for an additional one-year period until February 2017.  The agreement may be terminated by DISH Network for any reason upon at least 120 days’ notice to us.  We earned revenue of approximately $2.2 million from DISH Network under this agreement for the year ended December 31, 2015.

gTLD Bidding Agreement.  In April 2015, we and DISH Network entered into a gTLD Bidding Agreement whereby, among other things: (i) DISH Network obtained rights from us to participate in a generic top level domain (“gTLD”) auction, assuming all rights and obligations from us related to our application with the Internet Corporation for Assigned Names and Numbers (“ICANN”)  for a particular gTLD; (ii) DISH Network agreed to reimburse us for our ICANN application fee and certain out-of-pocket expenses related to the application and the auction; and (iii) we and DISH Network agreed to split equally the net proceeds obtained by DISH Network as the losing bidder in the auction, less such fee reimbursement and out-of-pocket expenses.  In 2015, we received a payment of
$1.5 million from DISH Network under this agreement.

Hughes Broadband Distribution Agreement.  Effective October 2012, HNS and dishNET Satellite Broadband L.L.C. (“dishNET”), a wholly-owned subsidiary of DISH Network, entered into a distribution agreement (the “Distribution Agreement”) pursuant to which dishNET has the right, but not the obligation, to market, sell and distribute the Hughes satellite internet service (the “Hughes service”).  dishNET pays HNS a monthly per subscriber wholesale service fee for the Hughes service based upon a subscriber’s service level, and, beginning in January 2014, based upon certain volume subscription thresholds.  The Distribution Agreement also provides that dishNET has the right, but not the obligation, to purchase certain broadband equipment from us to support the sale of the Hughes service.  The Distribution Agreement had an initial term of five years with automatic renewal for successive one year terms unless terminated by either party with a written notice at least 180 days before the expiration of the then-current term.  In February 2014, HNS and dishNET entered into an amendment to the Distribution Agreement which, among other things, extended the initial term of the Distribution Agreement until March 2024.  Upon expiration or termination of the Distribution Agreement, the parties will continue to provide the Hughes service to the then-current dishNET subscribers pursuant to the terms and conditions of the Distribution Agreement.  We earned revenue of approximately $97.0 million from dishNET under this agreement for the year ended December 31, 2015.

Intellectual Property Matters Agreement.  We entered into an Intellectual Property Matters Agreement with DISH Network and certain of its subsidiaries in connection with the Spin-off. The Intellectual Property Matters Agreement governs our relationship with DISH Network with respect to patents, trademarks and other intellectual property. The Intellectual Property Matters Agreement will continue in perpetuity. Pursuant to the Intellectual Property Matters Agreement, DISH Network and certain of its subsidiaries irrevocably assigned to us all right, title and interest in certain patents, trademarks and other intellectual property necessary for the operation of our set-top box business. In addition, the agreement permits us to use, in the operation of our set-top box business, certain other intellectual property currently owned or licensed by DISH Network.  In addition, DISH Network may not use the “EchoStar” name as a trademark, except in certain limited circumstances. Similarly, the Intellectual Property Matters Agreement provides that we will not make any use of the name or trademark “DISH Network” or any other trademark owned by DISH Network, except in certain circumstances. There was no revenue, expenses or payments under this agreement for the year ended December 31, 2015.

Patent Cross-License Agreements.  In December 2011, we and DISH Network entered into separate patent cross-license agreements with the same third party whereby: (i) we and such third party licensed our respective patents to each other subject to certain conditions; and (ii) DISH Network and such third party licensed their respective patents to each other subject to certain conditions (each, a “Cross-License Agreement”).  Each Cross-License Agreement covers patents acquired by the respective party prior to January 2017 and aggregate payments under both Cross-License Agreements total less than $10.0 million.  Each Cross-License Agreement also contains an option to extend each Cross-License Agreement to include patents acquired by the respective party prior to January 2022.  If both options are exercised, the aggregate additional payments to such third party would total less than $3.0 million.  However, we and DISH Network may elect to extend our respective Cross-License Agreement independently of each other.  Since the aggregate payments under both Cross-License Agreements were based on the combined annual revenue of us and DISH Network, we and DISH Network agreed to allocate our respective payments to such third party based on our respective percentage of combined total revenue.  There was no revenue, expenses or payments under this agreement for the year ended December 31, 2015.

PMC.  In 2008, PMC filed suit against us, DISH Network and Motorola Inc., in the United States District Court for the Eastern District of Texas, alleging infringement of United States Patent Nos. 5,109,414; 4,965,825; 5,233,654; 5,335,277 and 5,887,243, which relate to satellite signal processing.  In May 2015, we, DISH Network and PMC entered into a settlement and release agreement that provided, among other things, for a license by PMC to us and DISH Network for certain patents and patent applications and the dismissal of all of PMC’s claims in the action against us and DISH Network with prejudice.  In June 2015, the Court dismissed all of PMC’s claims in the action against us and DISH Network with prejudice.  In June 2015, we and DISH Network agreed that we would contribute a one-time payment of $5.0 million towards the settlement under the agreements entered into in connection with the Spin-off and the 2012 Receiver Agreement.  We incurred expenses of $5.0 million payable to DISH Network under this agreement for the year ended December 31, 2015.

Product Support Agreement.  In connection with the Spin-off, we entered into a product support agreement pursuant to which DISH Network has the right, but not the obligation, to receive product support from us (including certain engineering and technical support services) for all set-top boxes and related accessories that we have previously sold and in the future may sell to DISH Network.  The fees for the services provided under the product support agreement are calculated at cost plus a fixed margin, which varies depending on the nature of the services provided.  The term of the product support agreement is the economic life of such set-top boxes and related accessories, unless terminated earlier.  DISH Network may terminate the product support agreement for any reason upon at least 60 days’ notice.  In the event of an early termination of this agreement, DISH Network is entitled to a refund of any unearned fees paid to us for the services.  We earned revenue of approximately $57.2 million from DISH Network under this agreement for the year ended December 31, 2015.

Professional Services Agreement.  In connection with the Spin-off, we entered into various agreements with DISH Network including a Transition Services Agreement, Satellite Procurement Agreement and Services Agreement, which all expired in January 2010 and were replaced by a Professional Services Agreement.  In January 2010, we and DISH Network agreed that we shall continue to have the right, but not the obligation, to receive the following services from DISH Network, among others, certain of which were previously provided under the Transition Services Agreement:  information technology, travel and event coordination, internal audit, legal, accounting and tax, benefits administration, program acquisition services and other support services.  Additionally, we and DISH Network agreed that DISH Network would continue to have the right, but not the obligation, to engage us to manage the process of procuring new satellite capacity for DISH Network (previously provided under the Satellite Procurement Agreement), receive logistics, procurement and quality assurance services from us (previously provided under the Services Agreement) and other support services.  The Professional Services Agreement automatically renewed in January 2016 for an additional one-year period until January 2017 and renews automatically for successive one-year periods thereafter, unless terminated earlier by either party upon at least 60 days’ notice.  However, either party may terminate the Professional Services Agreement in part with respect to any particular service it receives for any reason upon at least 30 days’ notice.  We incurred expenses of approximately $0.3 million payable to DISH Network and earned revenue of approximately $14.5 million from DISH Network under this agreement for the year ended December 31, 2015.

Real Estate Lease Agreements.  We have entered into lease agreements pursuant to which DISH Network leases certain real estate from us.  The rent on a per square foot basis for each of the leases is comparable to per square foot rental rates of similar commercial property in the same geographic area at the time of the lease, and DISH Network is responsible for its portion of the taxes, insurance, utilities and maintenance of the premises.  The term of each of the leases is set forth below:

Inverness Lease Agreement.  The lease for certain space at 90 Inverness Circle East in Englewood, Colorado is for a period ending in December 2016.  This agreement can be terminated by either party upon six months’ prior notice. This agreement may be extended by mutual consent, in which case this agreement will be converted to a month-to-month lease agreement.  Upon such extension, both parties have the right to terminate this agreement upon 30 days’ notice.  In February 2016, DISH Network provided us notice to terminate this lease effective August 2016.  We earned revenue of approximately $0.9 million from DISH Network under this agreement for the year ended December 31, 2015.

Meridian Lease Agreement.  The lease for all of 9601 S. Meridian Blvd. in Englewood, Colorado is for a period ending in December 2016. This agreement may be extended by mutual consent, in which case this agreement will be converted to a month-to-month lease agreement.  Upon extension, both parties have the right to terminate this agreement upon 30 days’ notice.  We earned revenue of approximately $6.9 million from DISH Network under this agreement for the year ended December 31, 2015.

Santa Fe Lease Agreement.  The lease for all of 5701 S. Santa Fe Dr. in Littleton, Colorado is for a period ending in December 2016. This agreement may be extended by mutual consent, in which case this agreement will be converted to a month-to-month lease agreement.  Upon extension, both parties have the right to terminate this agreement upon 30 days’ notice.  We earned revenue of approximately $2.3 million from DISH Network under this agreement for the year ended December 31, 2015.

EchoStar Data Networks Sublease Agreement.  The sublease for certain space at 211 Perimeter Center in Atlanta, Georgia is for a period ending in October 2016. DISH Network may extend this agreement for an additional five years.  We earned revenue of approximately $0.3 million from DISH Network under this agreement for the year ended December 31, 2015.

Gilbert Lease Agreement.  The original lease for certain space at 801 N. DISH Dr. in Gilbert, Arizona was a month to month lease and could be terminated by either party upon 30 days’ prior notice.  The original lease was terminated in May 2014.  Effective August 2014, we began leasing this space to DISH Network under a new lease for a period ending in July 2016.  DISH Network has renewal options for three additional one year terms.  We earned revenue of approximately $0.4 million from DISH Network under this agreement for the year ended December 31, 2015.

Cheyenne Lease Agreement.  The lease for certain space at 530 EchoStar Drive in Cheyenne, Wyoming is for a period ending in December 2031.  This agreement may be extended by mutual consent, in which case this agreement will be converted to a month-to-month lease agreement.  Upon extension, both parties have the right to terminate this agreement upon 30 days’ notice.  We earned revenue of approximately $2.9 million from DISH Network under this agreement for the year ended December 31, 2015.

We also have entered into a lease agreement pursuant to which we lease certain real estate from DISH Network.  The rent on a per square foot basis is comparable to per square foot rental rates of similar commercial property in the same geographic area at the time of the lease, and we are responsible for our portion of the taxes, insurance, utilities and maintenance of the premises.  The lease agreement is for certain space at 1285 Joe Battle Blvd., El Paso, Texas, was for an initial period ending in August 2015, and provided us with renewal options for four consecutive three year terms.  Effective August 2015, we exercised our first renewal option for a period ending in August 2018.  We incurred expenses of approximately $0.2 million payable to DISH Network under this agreement for the year ended December 31, 2015.

Receiver Agreement.  Effective January 2012, we and DISH Network entered into a receiver agreement (the “2012 Receiver Agreement”), pursuant to which DISH Network has the right, but not the obligation, to purchase digital set-top boxes, related accessories, and other equipment from us for the period from January 2012 to December 2014.  The 2012 Receiver Agreement replaced the receiver agreement we entered into with DISH Network in connection with the Spin-off.  The 2012 Receiver Agreement allows DISH Network to purchase digital set-top boxes, related accessories, and other equipment from us either: (i) at cost (decreasing as we reduce costs and increasing as costs increase) plus a dollar mark-up which will depend upon the cost of the product subject to a collar on our mark-up; or (ii) at cost plus a fixed margin, which will depend on the nature of the equipment purchased.  Under the 2012 Receiver Agreement, our margins will be increased if we are able to reduce the costs of our digital set-top boxes and our margins will be reduced if these costs increase.  We provide DISH Network with standard manufacturer warranties for the goods sold under the 2012 Receiver Agreement.  Additionally, the 2012 Receiver Agreement includes an indemnification provision, whereby the parties indemnify each other for certain intellectual property matters.  DISH Network is able to terminate the 2012 Receiver Agreement for any reason upon at least 60 days’ notice to us.  We are able to terminate the 2012 Receiver Agreement if certain entities acquire DISH Network.  DISH Network has an option, but not the obligation, to extend the 2012 Receiver Agreement for one additional year upon 180 days’ notice prior to the end of the term.  In May 2014, we received DISH Network’s notice to extend the 2012 Receiver Agreement for one year through December 2015, and in November 2015, we amended the 2012 Receiver Agreement with DISH Network to extend the term of the 2012 Receiver Agreement for one year through December 2016.  We earned revenue of approximately $752.4 million from DISH Network under this agreement for the year ended December 31, 2015.

Remanufactured Receiver and Services Agreement.  In connection with the Spin-off, we entered into a remanufactured receiver and services agreement with DISH Network pursuant to which we have the right, but not the obligation, to purchase remanufactured receivers and related components from DISH Network at cost plus a fixed margin, which varies depending on the nature of the equipment purchased.  In November 2014, we and DISH Network extended this agreement for a one-year period ending in December 2015, and in November 2015, we and DISH Network extended this agreement for a one-year period ending in December 2016.  We may terminate the remanufactured receiver and services agreement for any reason upon at least 60 days’ notice to DISH Network.  DISH Network may also terminate this agreement if certain entities acquire DISH Network.  We incurred expenses of approximately $0.7 million payable to DISH Network under this agreement for the year ended December 31, 2015.

RUS Implementation Agreement.  In September 2010, DISH Broadband L.L.C. (“DISH Broadband”), DISH Network’s indirect, wholly-owned subsidiary, was selected by the Rural Utilities Service (“RUS”) of the United States Department of Agriculture to receive up to approximately $14.1 million in broadband stimulus grant funds (the “Grant Funds”). Effective November 2011, HNS and DISH Broadband entered into a RUS Implementation Agreement (the “RUS Agreement”) pursuant to which HNS provided certain portions of the equipment and broadband service used to implement DISH Broadband’s RUS program. While the RUS Agreement expired in June 2013 when the Grant Funds were exhausted, HNS is required to continue providing services to DISH Broadband’s customers activated prior to the expiration of the RUS Agreement in accordance with the terms and conditions of the RUS Agreement.  We recognized revenue of approximately $1.1 million previously received from DISH Broadband under this agreement for the year ended December 31, 2015.

Satellite Services Provided to DISH Network.  Since the Spin-off, we have entered into certain satellite service agreements pursuant to which DISH Network receives satellite services on certain satellites owned or leased by us.  The fees for the services provided under these satellite service agreements depend, among other things, upon the orbital location of the applicable satellite, the number of transponders that are providing services on the applicable satellite, and the length of the service arrangements.  The terms of each service arrangement is set forth below:

EchoStar I, EchoStar VII, EchoStar X, EchoStar XI and EchoStar XIV.  As part of the Satellite and Tracking Stock Transaction described below, in March 2014, we began providing certain satellite services to DISH Network on the EchoStar I, EchoStar VII, EchoStar X, EchoStar XI and EchoStar XIV satellites.  The term of each satellite services agreement generally terminates upon the earlier of:  (i) the end of life of the satellite; (ii) the date the satellite fails; or (iii) a certain date, which depends upon, among other things, the estimated useful life of the satellite.  DISH Network generally has the option to renew each satellite service agreement on a year-to-year basis through the end of the respective satellite’s life.  There can be no assurance that any options to renew such agreements will be exercised.  DISH Network elected not to renew the satellite services agreement relative to the EchoStar I satellite.  The agreement for the EchoStar I satellite expired pursuant to its terms effective November 2015.  In December 2015, DISH Network renewed the satellite services agreement relative to the EchoStar VII satellite for one year to June 2017.  We earned revenue of approximately $29.9 million, $42.8 million, $20.4 million, $38.8 million, and $42.8 million from DISH Network for each of the EchoStar I, EchoStar VII, EchoStar X, EchoStar XI and EchoStar XIV satellites, respectively, under these agreements for the year ended December 31, 2015.

EchoStar VIII.  In May 2013, DISH Network began receiving satellite services from us on the EchoStar VIII satellite as an in-orbit spare.  Effective March 2014, this satellite services arrangement converted to a month-to-month service agreement with both parties having the right to terminate upon 30 days’ notice.  The agreement terminated in accordance with its terms effective November 2015.  We earned revenue of approximately $44.2 million from DISH Network under this agreement for the year ended December 31, 2015.

EchoStar IX.  Effective January 2008, DISH Network began receiving satellite services from us on the EchoStar IX satellite.  Subject to availability, DISH Network generally has the right to continue to receive satellite services from us on the EchoStar IX satellite on a month-to-month basis.  We earned revenue of approximately $7.2 million from DISH Network under this agreement for the year ended December 31, 2015.

EchoStar XII.  DISH Network receives satellite services from us on the EchoStar XII satellite.  The term of the satellite services agreement terminates upon the earlier of: (i) the end of life of the satellite; (ii) the date the satellite fails or the date the transponder(s) on which the service was being provided under the agreement fails; or (iii)September 2017.  DISH Network generally has the option to renew the agreement on a year-to-year basis through the end of the satellite’s life.  There can be no assurance that any options to renew this agreement will be exercised.  We earned revenue of approximately $11.9 million from DISH Network under this agreement for the year ended December 31, 2015.

EchoStar XVI.  In December 2009, we entered into an initial ten-year transponder service agreement with DISH Network, pursuant to which DISH Network has received satellite services from us on the EchoStar XVI satellite since January 2013.  Effective December 2012, we and DISH Network amended the transponder service agreement to, among other things, change the initial term to generally expire upon the earlier of: (i) the end-of-life or replacement of the satellite; (ii) the date the satellite fails; (iii) the date the transponder(s) on which service is being provided under the agreement fails; or (iv) four years following the actual service commencement date.  Prior to expiration of the initial term, we, upon certain conditions, and DISH Network have the option to renew for an additional six-year period.  If either we or DISH Network exercise our respective six-year renewal options, DISH Network has the option to renew for an additional five-year period prior to expiration of the then-current term.  There can be no assurance that any option to renew this agreement will be exercised.  In the event that we or DISH Network does not exercise the six-year renewal option or DISH Network does not exercise the five-year renewal option, DISH Network has the option to purchase the EchoStar XVI satellite for a certain price.  If DISH Network does not elect to purchase the EchoStar XVI satellite at that time, we may sell the EchoStar XVI satellite to a third party and DISH Network is required to pay us a certain amount in the event we are not able to sell the EchoStar XVI satellite for more than a certain amount.  We earned revenue of approximately $73.2 million from DISH Network under this agreement for the year ended December 31, 2015.

Nimiq 5 Agreement.  In September 2009, we entered into a fifteen-year satellite service agreement with Telesat Canada (“Telesat”) to receive service on all 32 DBS transponders on the Nimiq 5 satellite at the 72.7 degree west longitude orbital location (the “Telesat Transponder Agreement”).  In September 2009, we also entered into a satellite service agreement (the “DISH Nimiq 5 Agreement”) with DISH Network, pursuant to which DISH Network receives satellite services from us on all 32 of the DBS transponders covered by the Telesat Transponder Agreement.  Under the terms of the DISH Nimiq 5 Agreement, DISH Network makes certain monthly payments to us that commenced in September 2009, when the Nimiq 5 satellite was placed into service, and continue through the service term.  Unless earlier terminated under the terms and conditions of the DISH Nimiq 5 Agreement, the service term will expire ten years following the date the Nimiq 5 satellite was placed into service.  Upon expiration of the initial term, DISH Network has the option to renew the DISH Nimiq 5 Agreement on a year-to-year basis through the end of life of the Nimiq 5 satellite.  Upon in-orbit failure or end of life of the Nimiq 5 satellite, and in certain other circumstances, DISH Network has certain rights to receive service from us on a replacement satellite.  There can be no assurance that any options to renew the DISH Nimiq 5 Agreement will be exercised or that DISH Network will exercise its option to receive service on a replacement satellite.  We earned revenue of approximately $78.9 million from DISH Network under this agreement for the year ended December 31, 2015.

QuetzSat-1 Agreement.  In November 2008, we entered into a ten-year satellite service agreement with SES Latin America, which provides, among other things, for the provision by SES Latin America to us of service on 32 DBS transponders on the QuetzSat-1 satellite.  Concurrently, in 2008, we entered into a transponder service agreement with DISH Network, pursuant to which DISH Network receives satellite services on 24 of the DBS transponders on the QuetzSat-1 satellite.  The QuetzSat-1 satellite was launched in September 2011 and was placed into service during November 2011 at the 67.1 degree west longitude orbital location.  In the interim, we provided DISH Network with alternate capacity at the 77 degree west longitude orbital location.  In February 2013, we and DISH Network entered into an agreement pursuant to which we receive certain satellite services from DISH Network on five DBS transponders on the QuetzSat-1 satellite.  In January 2013, the QuetzSat-1 satellite was moved to the 77 degree west longitude orbital location and DISH Network commenced commercial operations at such location in February 2013.  Under the terms of our contractual arrangements with DISH Network, we began to provide service to DISH Network on the QuetzSat-1 satellite in February 2013 and will continue to provide service through the remainder of the service term.  Unless extended or earlier terminated under the terms and conditions of our agreement with DISH Network for the QuetzSat-1 satellite, the initial service term will expire in November 2021.  Upon expiration of the initial service term, DISH Network has the option to renew the agreement for the QuetzSat-1 satellite on a year-to-year basis through the end of life of the QuetzSat-1 satellite.  Upon an in-orbit failure or end of life of the QuetzSat-1 satellite, and in certain other circumstances, DISH Network has certain rights to receive service from us on a replacement satellite.  There can be no assurance that any options to renew this agreement will be exercised or that DISH Network will exercise its option to receive service on a replacement satellite.  We earned revenue of approximately $30.2 million from DISH Network under this agreement for the year ended December 31, 2015.

103 Degree Orbital Location/SES-3.  In May 2012, we entered into a spectrum development agreement (the “103 Spectrum Development Agreement”) with Ciel Satellite Holdings Inc. (“Ciel”) to develop certain spectrum rights at the 103 degree west longitude orbital location (the “103 Spectrum Rights”).  In June 2013, we and DISH Network entered into a spectrum development agreement (the “DISH 103 Spectrum Development Agreement”) pursuant to which DISH Network may use and develop the 103 Spectrum Rights.  Unless earlier terminated under the terms and conditions of the DISH 103 Spectrum Development Agreement, the term generally will continue for the duration of the 103 Spectrum Rights. In connection with the 103 Spectrum Development Agreement, in May 2012, we also entered into a ten-year service agreement with Ciel pursuant to which we receive certain satellite services from Ciel on the SES-3 satellite at the 103 degree orbital location.  In June 2013, we and DISH Network entered into an agreement pursuant to which DISH Network receives certain satellite services from us commencing in June 2013 on the SES-3 satellite (the “DISH 103 Service Agreement”).  Under the terms of the DISH 103 Service Agreement, DISH Network makes certain monthly payments to us through the service term.  Unless earlier terminated under the terms and conditions of the DISH 103 Service Agreement, the initial service term will expire on the earlier of: (i) the date the SES-3 satellite fails; (ii) the date the transponder(s) on which service was being provided under the agreement fails; or (iii) ten years following the service commencement date.  Upon in-orbit failure or end of life of the SES-3 satellite, and in certain other circumstances, DISH Network has certain rights to receive service from us on a replacement satellite.  There can be no assurance that DISH Network will exercise its option to receive service on a replacement satellite.  We earned revenue of approximately $1.3 million from DISH Network under this agreement for the year ended December 31, 2015.

Satellite Services Received from DISH Network — EchoStar XV.  We entered into a satellite services agreement pursuant to which we received satellite services from DISH Network on the EchoStar XV satellite owned by DISH Network.  In May 2013, we began receiving satellite services from DISH Network on the EchoStar XV satellite and relocated the satellite to the 45 degree west longitude orbital location for testing pursuant to our Brazilian authorization.  Effective March 2014, this satellite services agreement converted to a month-to-month service agreement with both parties having the right to terminate this agreement upon 30 days’ notice.  In October 2015, we provided DISH Network a notice to terminate this agreement effective in November 2015, and the agreement was terminated according to its terms in November 2015.  The fees for the services provided under this satellite services agreement depended, among other things, upon the orbital location, the number of transponders providing services and the length of the service term.  We incurred expenses of approximately $44.2 million payable to DISH Network under this agreement for the year ended December 31, 2015.

Satellite and Tracking Stock Transaction.  In February 2014, we entered into agreements with DISH Network to implement a transaction pursuant to which, among other things: (i) in March 2014, EchoStar and Hughes Satellite Systems Corporation, a then wholly-owned subsidiary of EchoStar, issued Preferred Tracking Shares to DISH Network in exchange for five satellites owned by DISH Network (EchoStar I, EchoStar VII, EchoStar X, EchoStar XI and EchoStar XIV) (including assumption of related in-orbit incentive obligations) and approximately $11.4 million in cash; and (ii) in March 2014, DISH Network began receiving certain satellite services on these five satellites from us (collectively, the “Satellite and Tracking Stock Transaction”).  See the “Satellite Services Provided to DISH Network” discussion above for the revenue we earned from DISH Network for the year ended December 31, 2015 on these satellites.

Set-Top Box Application Development Agreement.  In November 2012, we and DISH Network entered into a set-top box application development agreement (the “Application Development Agreement”) pursuant to which we provide DISH Network with certain services relating to the development of web-based applications for set-top boxes for the period ending in February 2016.  The Application Development Agreement automatically renewed in February 2016 for a one-year period ending in February 2017, and renews automatically for successive one-year periods thereafter, unless terminated earlier by us or DISH Network at any time upon at least 90 days’ notice.  The fees for services provided under the Application Development Agreement are calculated at our cost of providing the relevant service plus a fixed margin, which will depend on the nature of the services provided.  We earned revenue of approximately $8.1 million from DISH Network under this agreement for the year ended December 31, 2015.

SlingService Services Agreement.  Effective February 2010, we entered into an agreement with DISH Network pursuant to which DISH Network receives certain services related to placeshifting.  The fees for the services provided under this services agreement depend, among other things, upon the cost to develop and operate such services.  This agreement had an initial term of five years with automatic renewal for successive one year terms.  This agreement automatically renewed in February 2016 for an additional one-year period until February 2017.  The agreement may be terminated by DISH Network for any reason upon at least 120 days’ notice to us.  We earned revenue of approximately $5.7 million from DISH Network under this agreement for the year ended December 31, 2015.

Sling Trademark License Agreement.  In December 2014, DISH Digital Holding L.L.C. (now known as Sling TV Holding L.L.C. (“Sling TV Holding”)) entered into an agreement with Sling Media, Inc., our subsidiary, pursuant to which Sling TV Holding has the right, for a fixed fee, to use certain trademarks, domain names and other intellectual property related to the “Sling” trademark through December 2016.  We earned revenue of approximately $1.0 million from Sling TV Holding under this agreement for the year ended December 31, 2015.

Sling TV Holding (formerly DISH Digital Holding L.L.C.).  Effective July 2012, we and DISH Network formed Sling TV Holding, which was owned two-thirds by DISH Network and one-third by us.  Sling TV Holding was formed to develop and commercialize certain advanced technologies.  At that time, we, DISH Network and Sling TV Holding entered into the following agreements with respect to Sling TV Holding: (i) a contribution agreement pursuant to which we and DISH Network contributed certain assets in exchange for our respective ownership interests in Sling TV Holding; (ii) a limited liability company operating agreement (“Operating Agreement”), which provides for the governance of Sling TV Holding; and (iii) a commercial agreement (“Commercial Agreement”) pursuant to which, among other things, Sling TV Holding had: (a) certain rights and corresponding obligations with respect to its business; and (b) the right, but not the obligation, to receive certain services from us and DISH Network, respectively.  Effective August 2014, we and Sling TV Holding entered into an exchange agreement (“Exchange Agreement”) pursuant to which, among other things, Sling TV Holding distributed certain assets to us and we reduced our interest in Sling TV Holding to a 10.0% non-voting interest.  As a result, DISH Network has a 90.0% equity interest and a 100% voting interest in Sling TV Holding.  In addition, we, DISH Network and Sling TV Holding amended and restated the Operating Agreement, primarily to reflect the changes implemented by the Exchange Agreement.  Finally, we, DISH Network and Sling TV Holding amended and restated the Commercial Agreement, pursuant to which, among other things, Sling TV Holding:  (1) continues to have certain rights and corresponding obligations with respect to its business; (2) continues to have the right, but not the obligation, to receive certain services from us and DISH Network; and (3) has a license from us to use certain of the assets distributed to us as part of the Exchange Agreement.  We earned revenue of approximately $53.1 million from Sling TV Holding under the Commercial Agreement for the year ended December 31, 2015.

Tax Sharing Agreement.  In connection with the Spin-off, we entered into a tax sharing agreement with DISH Network which governs our respective rights, responsibilities and obligations after the Spin-off with respect to taxes for the periods ending on or before the Spin-off.  Generally, all pre-Spin-off taxes, including any taxes that are incurred as a result of restructuring activities undertaken to implement the Spin-off, are borne by DISH Network, and DISH Network will indemnify us for such taxes.  However, DISH Network is not liable for and will not indemnify us for any taxes that are incurred as a result of the Spin-off or certain related transactions failing to qualify as tax-free distributions pursuant to any provision of Section 355 or Section 361 of the Internal Revenue Code, because of:  (i) a direct or indirect acquisition of any of our stock, stock options or assets; (ii) any action that we take or fail to take; or (iii) any action that we take that is inconsistent with the information and representations furnished to the IRS in connection with the request for the private letter ruling, or to counsel in connection with any opinion being delivered by counsel with respect to the Spin-off or certain related transactions.  In such case, we will be solely liable for, and will indemnify DISH Network for, any resulting taxes, as well as any losses, claims and expenses.  The tax sharing agreement will only terminate after the later of the full period of all applicable statutes of limitations, including extensions, or once all rights and obligations are fully effectuated or performed.

In light of the tax sharing agreement, among other things, and in connection with our consolidated federal income tax returns for certain tax years prior to and for the year of the Spin-off, in September 2013, we and DISH Network agreed upon a supplemental allocation of the tax benefits arising from certain tax items resolved in the course of the IRS’s examination of our consolidated tax returns.  Prior to the agreement with DISH Network, the federal tax benefits of $83.2 million were reflected as a deferred tax asset for depreciation and amortization, which was netted in our noncurrent deferred tax liabilities.  The agreement requires DISH Network to pay us $83.2 million of the federal tax benefit it receives at such time as we would have otherwise been able to realize such tax benefit, which we currently estimate would be after 2016.  Accordingly, we recorded a noncurrent receivable from DISH Network for $83.2 million in “Other receivable — DISH Network” and a corresponding increase in our net noncurrent deferred tax liabilities to reflect the effects of this agreement in September 2013.  In addition, in September 2013, we and DISH Network agreed upon a tax sharing arrangement for filing certain combined state income tax returns and a method of allocating the respective tax liabilities between us and DISH Network for such combined returns, through the taxable period ending on December 31, 2017.  Under this tax sharing arrangement, our allocated state tax liability payable to DISH Network for the year ended December 31, 2015 was $0.4 million.

We and DISH Network file combined income tax returns in certain states. In 2015, we earned and recognized a tax benefit for certain state income tax credits that we would be unable to utilize currently if we had filed separately from DISH Network. DISH Network expects to utilize these tax credits to reduce its state income tax payable. Consistent with accounting principles that apply to transfers of assets between entities under common control, we recorded a charge of $3.0 million in additional paid-in capital for the year ended December 31, 2015, representing the amount that we estimate is more likely than not to be realized by DISH Network as a result of its utilization of the tax credits that we earned. We expect to increase additional paid-in capital upon receipt of any consideration paid to us by DISH Network in exchange for these tax credits.

TerreStar Agreement.  In March, 2012, DISH Network completed its acquisition of substantially all the assets of TerreStar Networks Inc. (“TerreStar”).  Prior to DISH Network’s acquisition of substantially all the assets of TerreStar and our completion of the Hughes Acquisition, TerreStar and HNS entered into various agreements pursuant to which our Hughes segment provides, among other things, hosting, operations and maintenance services for TerreStar’s satellite gateway and associated ground infrastructure.  These agreements generally may be terminated by DISH Network at any time for convenience.  We earned revenue of approximately $4.6 million from DISH Network under these agreements for the year ended December 31, 2015.

TiVo.  In April 2011, we and DISH Network entered into a settlement agreement with TiVo, Inc. (“TiVo”).  The settlement resolved all pending litigation between us and DISH Network, on the one hand, and TiVo, on the other hand, including litigation relating to alleged patent infringement involving certain DISH Network DVRs.  Under the settlement agreement, all pending litigation was dismissed with prejudice and all injunctions that permanently restrain, enjoin or compel any action by us or DISH Network were dissolved.  We and DISH Network are jointly responsible for making payments to TiVo in the aggregate amount of $500.0 million, including an initial payment of $300.0 million and the remaining $200.0 million in six equal annual installments between 2012 and 2017.  Pursuant to the terms and conditions of the agreements entered into in connection with the Spin-off, DISH Network made the initial payment to TiVo in May 2011, except for the contribution from us totaling approximately $10.0 million, representing an allocation of liability relating to our sales of DVR-enabled receivers to an international customer.  Subsequent payments are allocated between us and DISH Network based on historical sales of certain licensed products, with EchoStar being responsible for 5% of each annual payment.  We incurred no expenses payable to DISH Network under this agreement for the year ended December 31, 2015, but we made a payment of approximately $1.7 million to TiVo with respect to the TiVo settlement agreement in 2015.

TT&C Agreement.  Effective January 2012, we entered into a telemetry, tracking and control (“TT&C”) agreement pursuant to which we provide TT&C services to DISH Network and its subsidiaries for a period ending in December 2016 (the “2012 TT&C Agreement”).  The 2012 TT&C Agreement replaced the TT&C agreement we entered into with DISH Network in connection with the Spin-off.  The fees for services provided under the 2012 TT&C Agreement are calculated at either:  (i) a fixed fee or (ii) cost plus a fixed margin, which will vary depending on the nature of the services provided.  DISH Network is able to terminate the 2012 TT&C Agreement for any reason upon 60 days’ notice.  In connection with the Satellite and Tracking Stock Transaction, in February 2014, we amended the TT&C Agreement to cease the provision of TT&C services to DISH Network for the EchoStar I, EchoStar VII, EchoStar X, EchoStar XI and EchoStar XIV satellites.  Effective March 2014, we provide TT&C services for the D-1 and EchoStar XV satellites; however, for the period that we received satellite services on the EchoStar XV satellite from DISH Network, we waived the fees for the TT&C services on the EchoStar XV satellite.  We earned revenue of approximately $1.6 million from DISH Network under this agreement for the year ended December 31, 2015.

XiP Encryption Agreement.  In July 2012, we entered into an encryption agreement with DISH Network for our whole-home HD DVR line of set-top boxes (the “XiP Encryption Agreement”) pursuant to which we provide certain security measures on our whole-home HD DVR line of set-top boxes to encrypt the content delivered to the set-top box via a smart card and secure the content between set-top boxes.  The XiP Encryption Agreement’s term ends on the same day as the 2012 Receiver Agreement and therefore was automatically extended until December 2016 when we and DISH Network extended the 2012 Receiver Agreement in November 2015.  We and DISH Network each have the right to terminate the XiP Encryption Agreement for any reason upon at least 180 days’ notice and 30 days’ notice, respectively.  The fees for the services provided under the XiP Encryption Agreement are calculated on a monthly basis based on the number of receivers utilizing such security measures each month.  We earned no revenue from DISH Network under this agreement for the year ended December 31, 2015.

Related Party Transactions with Hughes Systique Corporation (“Hughes Systique”)

We own 44.0%, and Mr. Pradman Kaul, the President of Hughes Communications and a member of our board of directors, and his brother, who is the CEO and President of Hughes Systique, in the aggregate, own approximately 25.8%, on an undiluted basis, of Hughes Systique’s outstanding shares as of December 31, 2015.  Furthermore, Mr. Pradman Kaul serves on the board of directors of Hughes Systique.  Hughes Systique is a variable interest entity and we are considered the primary beneficiary of Hughes Systique due to, among other factors, our ability to direct the activities that most significantly impact the economic performance of Hughes Systique.  As a result, we consolidate Hughes Systique’s financial statements in our consolidated financial statements.

We contract with Hughes Systique for software development services.  We incurred expenses of approximately $13.9 million payable to Hughes Systique for the year ended December 31, 2015.

In 2008, Hughes Communications agreed to make available to Hughes Systique a term loan facility of up to $1.5 million, and it funded an initial $0.5 million to Hughes Systique pursuant to the term loan facility.  In 2009, Hughes Communications funded the remaining $1.0 million of its $1.5 million commitment under the term loan facility.  The initial interest rate on the outstanding loans was 6%, payable annually, and the accrued and unpaid interest is added to the principal amount outstanding under the loan facility in certain circumstances.  The loans are convertible into shares of Hughes Systique upon non-payment or an event of default.  In May 2014, we amended the term loan facility to increase the interest rate from 6% to 8%, payable annually, to reflect then-current market conditions and extend the maturity date of the loans to May 1, 2015, and in April 2015, we extended the maturity date of the loans to May 1, 2016 on the same terms.  In 2015, the largest aggregate principal amount outstanding under the loan facility was $2.2 million, Hughes Systique repaid $1.5 million of the outstanding principal of the loan facility, and Hughes Systique paid $0.1 million in interest.  As of December 31, 2015, the principal outstanding amount of the loan facility was $0.7 million.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

We customarily ask our shareholders to ratify the appointment of our independent registered public accounting firm at each annual meeting.  The Audit Committee and the Board of Directors have selected and appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 and we are asking our shareholders to ratify this appointment at the Annual Meeting.  Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of EchoStar.  Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make any statements they may desire.  They also will be available to respond to appropriate questions of shareholders.

The Board of Directors unanimously recommends a vote FOR approval of Proposal 2.

Charles W. Ergen, our Chairman, currently beneficially owns equity securities representing approximately 51.6% of our total voting power.  Please see “Equity Security Ownership and Related Matters” above.  Mr. Ergen has indicated his intention to vote in favor of Proposal 2.  Accordingly, approval of Proposal 2 is assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

Principal Accountant Fees and Services

KPMG LLP served as our independent registered public accounting firm for the fiscal years ended December 31, 2015 and 2014.  The following table presents fees for professional services rendered by KPMG LLP to us and our subsidiaries during 2015 and 2014.

	For the Years Ended December 31,
	2015	2014
Audit Fees(1)	$2,798,705	$2,726,382
Audit Related Fees(2)	25,832	29,514
Total Audit and Audit Related Fees	2,824,537	2,755,896
Tax Fees(3)	946,766	913,371
All Other Fees	—	—
Total Fees	$3,771,303	$3,669,267

(1)         Consists of fees paid by us for the audit of our and our subsidiaries’ consolidated financial statements included in our Annual Report on Form 10-K, review of our and our subsidiaries’ unaudited financial statements included in our Quarterly Reports on Form 10-Q and fees in connection with the audit of our internal control over financial reporting and statutory audits of our foreign subsidiaries.

(2)         Consists of fees paid by us and our subsidiaries for the audit of financial statements and certain fees for other services that are normally provided by the accountant in connection with the issuance of consents and certifications, compliance with XBRL tagging, professional consultations with respect to accounting issues or matters that are non-recurring in nature.

(3)         Consists of fees paid by us and our subsidiaries for tax consultation and tax compliance services.

Audit Committee Pre-Approval Process

The Audit Committee is responsible for appointing, setting compensation, retaining and overseeing the work of our independent registered public accounting firm.  The Audit Committee has established a process regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Requests are submitted to the Audit Committee in one of the following ways:

•                  Request for approval of services at a meeting of the Audit Committee; or

•                  Request for approval of services by members of the Audit Committee acting by written consent.

The request may be made with respect to either specific services or a type of service for predictable or recurring services.  All of the fees paid by us to KPMG LLP for services rendered in 2015 and 2014 were pre-approved by the Audit Committee.

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in its oversight of EchoStar’s financial reporting process, as is more fully described in our charter.  EchoStar’s management is responsible for its financial reporting process, including its system of internal controls, and for the preparation and presentation of its consolidated financial statements in accordance with generally accepted accounting principles.  EchoStar’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.  Our responsibility is to monitor and review these processes.  It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures.  We are not and may not be employees of EchoStar, and we may not represent ourselves to be, or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing.  Therefore, we have relied, without independent verification, on representations by EchoStar’s management that its financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States.  We have also relied on representations of EchoStar’s independent registered public accounting firm included in their report on its financial statements.  Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, our considerations and discussions with EchoStar’s management and independent registered public accounting firm do not assure that EchoStar’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of EchoStar’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), or that EchoStar’s independent registered public accounting firm is in fact “independent.”

In the performance of our oversight function, we reviewed and discussed with EchoStar’s management its audited financial statements for the fiscal year ended December 31, 2015.  We also discussed these audited financial statements with EchoStar’s independent registered public accounting firm.  Our discussions with the independent registered public accounting firm included matters required to be discussed pursuant to the rules adopted by the PCAOB.  We also discussed with them their independence and any relationship that might affect their objectivity or independence.  In connection with these discussions, we received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB.  Finally, we have considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining their independence.

Based on the reviews and discussions referred to above, we are not aware of any relationship between the independent registered public accounting firm and EchoStar that affects the objectivity or independence of the independent registered public accounting firm.  Based on these discussions and our review discussed above, we recommended to the Board of Directors that its audited financial statements for fiscal year 2015 be included in EchoStar’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.

Respectfully submitted,

The Audit Committee

C. Michael Schroeder (Chairman)

Tom A. Ortolf

Anthony M. Federico

PROPOSAL 3 — AMENDMENT OF OUR ARTICLES OF INCORPORATION

The Corporation is incorporated under the laws of the State of Nevada pursuant to Chapter 78 of the Nevada Revised Statutes (“NRS”).  On February 12,  2016, the Board approved, subject to shareholder approval, an amendment to our Articles of Incorporation, which generally designates Nevada as the exclusive forum for certain legal actions, as further discussed below (the “Proposed Amendment”).

Our Board of Directors is seeking approval of the Proposed Amendment, which would add a new Article XIII to our Articles of Incorporation to provide generally that, to the fullest extent permitted by law, and unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, shall be the sole and exclusive forum for any or all actions, suits or proceedings, whether civil, administrative or investigative or that asserts any claim or counterclaim (each, an “Action”): (1) brought in the name or right of the Corporation or on its behalf; (2) asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (3) arising or asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A or any provision of the Articles of Incorporation or Bylaws of the Corporation; (4) to interpret, apply, enforce or determine the validity of the Articles of Incorporation or Bylaws of the Corporation; or (5) asserting a claim governed by the internal affairs doctrine.  In the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such Action, then any other state district court located in the State of Nevada shall be the sole and exclusive forum for such Action.  In the event that no state district court in the State of Nevada has jurisdiction over any such Action, then a federal court located within the State of Nevada shall be the sole and exclusive forum for such Action.

The Board of Directors believes that Nevada courts are best suited to address disputes involving such matters given that the Corporation is incorporated in Nevada and the Nevada courts have more experience and expertise in dealing with complex corporate issues related to Nevada law. By adopting an exclusive forum provision, the Corporation seeks to assure the application of a relatively familiar body of law and level of judicial expertise and to promote efficiency and cost savings in the resolution of any such claims.  By ensuring that the types of claims specified in the Proposed Amendment (“Covered Claims”) are brought in a Nevada court, the Corporation and its shareholders would, among other things, avoid costly and duplicative litigation, the risk that Nevada law would be misapplied by a court in another jurisdiction and the risk of inconsistent outcomes when two similar cases proceed in different courts.  At the same time, the Board of Directors believes, among other things, that the Corporation should retain the ability to consent to an alternative forum on a case-by-case basis where the Corporation determines that its interests and those of its shareholders would best be served by permitting a Covered Claim to proceed in a forum other than the Nevada courts.  For these reasons, among others, the Board of Directors believes that generally providing for Nevada as the exclusive forum for the Covered Claims is advisable to, and in the best interests of, the Corporation, including its shareholders.

The Board of Directors understands that the Proposed Amendment may limit a shareholder’s ability to bring certain claims, including claims against our directors, officers or employees, in a judicial forum that the shareholder finds favorable and therefore the Proposed Amendment may discourage lawsuits with respect to such claims. Although some plaintiffs might prefer to litigate matters in various other forums because another court may be more convenient for them or more favorable for their claims, among other reasons, the Board of Directors believes that the Proposed Amendment would provide substantial benefits to the Corporation as a whole, including its shareholders, as discussed above, that outweigh these concerns.

The description in this Proxy Statement of the Proposed Amendment is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Proposed Amendment, which is included in the Form of Certificate of Amendment attached to this Proxy Statement as Appendix A.  If the Proposed Amendment is approved by shareholders, the Corporation intends to file a certificate of amendment to its Articles of Incorporation with the Nevada Secretary of State.

The Board of Directors unanimously recommends a vote FOR approval of Proposal 3.

Charles W. Ergen, our Chairman, currently beneficially owns equity securities representing approximately 51.6% of our total voting power.  Please see “Equity Security Ownership and Related Matters” above.  Mr. Ergen has indicated his intention to vote in favor of Proposal 3.  Accordingly, approval of Proposal 3 is assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

OTHER MATTERS

Management knows of no other business that will be presented at the Annual Meeting other than that which is set forth in this Proxy Statement.  However, if any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on such matter.

ADDITIONAL INFORMATION

Where to Get Additional Information

As a reporting company, we are subject to the informational requirements of the Exchange Act and accordingly file our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC.  The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549.  Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room.  As an electronic filer, our public filings are maintained on the SEC’s Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  The address of that website is http://www.sec.gov.  In addition, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act may be accessed free of charge through our website as soon as reasonably practicable after we have electronically filed such material with, or furnished it to, the SEC.  The address of that website is http://www.echostar.com.

Cost of Proxy Solicitation

We will bear the cost of the solicitation of proxies on behalf of the Board of Directors.  In addition to the use of the mail, proxies may be solicited by us personally, by telephone or by similar means.  None of our directors, officers or employees will be specifically compensated for those activities.  We do not expect to pay any compensation for the solicitation of proxies.  However, we will reimburse brokerage firms, custodians, nominees, fiduciaries and other persons holding our shares in their names, or in the names of nominees, at approved rates for their reasonable expenses in forwarding proxy materials to beneficial owners of securities held of record by them and obtaining their proxies.

Shareholder Communications

General.  We provide an informal process for shareholders to send communications to our Board of Directors and its members.  Shareholders who wish to contact the Board of Directors or any of its members may do so by writing to EchoStar Corporation, Attn: Board of Directors, 100 Inverness Terrace East, Englewood, Colorado 80112.  At the direction of the Board of Directors, all mail received will be opened and screened for security purposes.  Correspondence directed to an individual Board member is referred to that member.  Correspondence not directed to a particular Board member is referred to Mr. Dean A. Manson, our Executive Vice President, General Counsel and Secretary.

Submission of Shareholder Proposals and Director Nominations for 2017 Annual Meeting.  Based on the date of the 2016 Annual Meeting of Shareholders, shareholders who intend to submit a proposal or director nomination for consideration for inclusion in our proxy materials for presentation at our 2017 annual meeting of shareholders (the “2017 Annual Meeting”) must submit the proposal or director nomination to us no later than November 25, 2016.

In accordance with our bylaws, for a proposal or director nomination not included in our proxy materials to be brought before the 2017 Annual Meeting, a shareholder’s notice of the proposal or director nomination that the shareholder wishes to present must be delivered to Dean A. Manson, our Executive Vice President, General Counsel and Secretary, at EchoStar Corporation, 100 Inverness Terrace East, Englewood, Colorado 80112 not less than 90 nor more than 120 days prior to the first anniversary of the 2016 Annual Meeting of Shareholders.  Accordingly, based on the date of our 2016 Annual Meeting of Shareholders, any notice given pursuant to our bylaws and outside the process of Rule 14a-8 must be received no earlier than January 4, 2017 and no later than February 3, 2017.  We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or director nomination that does not comply with these and other applicable requirements.

By Order of the Board of Directors

DEAN A. MANSON

Executive Vice President, General Counsel and Secretary

APPENDIX A

ECHOSTAR CORPORATION

FORM OF CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION

1.              Name of Corporation:  EchoStar Corporation

2.              The articles have been amended as follows:  The Articles of Incorporation of EchoStar Corporation (the “Corporation”), as heretofore amended to date, are hereby further amended by adding the following provisions thereto:

ARTICLE XIII

Exclusive Forum

To the fullest extent permitted by law, and unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada shall be the sole and exclusive forum for any or all actions, suits or proceedings, whether civil, administrative or investigative or that asserts any claim or counterclaim (each, an “Action”): (1) brought in the name or right of the Corporation or on its behalf; (2) asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (3) arising or asserting a claim arising pursuant to any provision of Nevada Revised Statutes Chapters 78 or 92A or any provision of the Articles of Incorporation or Bylaws of the Corporation; (4) to interpret, apply, enforce or determine the validity of the Articles of Incorporation or Bylaws of the Corporation; or (5) asserting a claim governed by the internal affairs doctrine.   In the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such Action, then any other state district court located in the State of Nevada shall be the sole and exclusive forum for such Action.  In the event that no state district court in the State of Nevada has jurisdiction over any such Action, then a federal court located within the State of Nevada shall be the sole and exclusive forum for such Action.

Any person or entity purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Corporation shall be deemed to have notice of and to have consented to all of the provisions of the Articles of Incorporation (including, without limitation, the foregoing amendment thereto) and Bylaws of the Corporation, and any amendment to the Articles of Incorporation or the Bylaws enacted or adopted in accordance with the Articles of Incorporation, the Bylaws and applicable law.

3.              The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the Articles of Incorporation have voted in favor of the amendment is: in excess of [    ]%.

4.              Effective date and time of filing:

Date:	Time:

5.              Signature:

Signature of Officer

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ECHOSTAR CORPORATION 100 INVERNESS TERRACE EAST ENGLEWOOD, CO 80112 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E01656-P75436-Z67362 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ECHOSTAR CORPORATION The Board of Directors recommends you vote FOR the following: For Withhold For All AllAllExcept ! ! ! 1. Election of Directors Nominees: 01) R. Stanton Dodge05) Pradman P. Kaul 02) Michael T. Dugan06) Tom A. Ortolf 03) Charles W. Ergen07) C. Michael Schroeder 04) Anthony M. Federico For Against Abstain ! ! ! ! ! ! 2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. 3. To amend our Articles of Incorporation to designate an exclusive forum for certain legal actions. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. ! For address changes/comments, mark here. (see reverse for instructions) Materials Election - Check this box if you want to receive a ! complete set of future proxy materials by mail, at no extra cost. If you do not take action you may receive only a Notice to inform you of the Internet availability of proxy materials. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com. E01657-P75436-Z67362 ECHOSTAR CORPORATION PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Charles W. Ergen and Dean A. Manson, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated on the reverse, all Class A Shares, Class B Shares and Preferred Tracking Shares of EchoStar Corporation held of record by the undersigned on March 7, 2016, at the Annual Meeting of Shareholders to be held on May 4, 2016, or any adjournment or postponement thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED (1) FOR THE ELECTION OF EACH OF THE SEVEN DIRECTORS SET FORTH ON THE REVERSE SIDE, (2) FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016 AND (3) TO AMEND OUR ARTICLES OF INCORPORATION TO DESIGNATE AN EXCLUSIVE FORUM FOR CERTAIN LEGAL ACTIONS. THIS PROXY CONFERS DISCRETIONARY AUTHORITY WITH RESPECT TO PROPOSALS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED. PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE TENDER OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING OR TO SUBMIT A LATER DATED REVOCATION OR AMENDMENT TO THIS PROXY ON ANY OF THE ISSUES SET FORTH ON THE REVERSE. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side Address changes/comments: